Exhibit (a)(1)(A)

OFFERS BY BOFA SECURITIES, INC. TO PURCHASE FOR CASH UP TO $1.5 BILLION

IN AGGREGATE LIQUIDATION PREFERENCE OF THE OUTSTANDING SECURITIES

OF BANK OF AMERICA CORPORATION LISTED IN THE TABLE BELOW

Upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”), BofA Securities, Inc. (“BofA Securities,” the “Offeror,” “we,” “us,” or “our”), a wholly owned, indirect subsidiary of Bank of America Corporation (“Bank of America” or the “Issuer”), hereby offers to purchase for cash up to $1.5 billion in aggregate Liquidation Preference (as defined below) (such amount, the “Maximum Aggregate Purchase Amount”) of outstanding depositary shares, representing fractional interests in certain series of Bank of America preferred stock, listed in the table below (such depositary shares, collectively, the “Depositary Shares,” and such depositary shares representing a specific series of such preferred stock, a “series” of Depositary Shares) from each registered holder of the Depositary Shares (each a “Holder,” and, collectively, the “Holders”), subject to, if applicable, the maximum aggregate Liquidation Preference for a series of Depositary Shares that may be purchased (such maximum amount for Depositary Shares of a series, the “Series Cap”). The table below sets forth certain information relating to each series of Depositary Shares subject to the Offers, including, the preferred stock of Bank of America represented thereby, the Acceptance Priority Level (as defined below and set forth under the “APL” column in the table below), the Series Cap (if applicable), the Liquidation Preference per Depositary Share and the consideration payable for such Depositary Shares purchased in the applicable Offer.

					Per Depositary Share
APL	Depositary Shares Representing Fractional Interests in Series of Bank of America Preferred Stock	CUSIP No.	Aggregate Liquidation Preference Outstanding	Series Cap	Liquidation Preference[1]	Offer Price	Hypothetical Accrued Dividends[2]	Hypothetical Total Consideration[2]
1	Depositary Shares, each representing a 1/1,000th interest in a share of 4.125% Non-Cumulative Preferred Stock, Series PP (“Series PP Depositary Shares”) [3]	06055H608	$915,000,000	$911,000,000	$25.00	$17.27	$0.1174479	$17.3874479
2	Depositary Shares, each representing a 1/1,000th interest in a share of 4.250% Non-Cumulative Preferred Stock, Series QQ (“Series QQ Depositary Shares”) [3]	06055H806	$1,300,000,000	$1,296,000,000	$25.00	$17.30	$0.0767361	$17.3767361
3	Depositary Shares, each representing a 1/1,000th interest in a share of 4.375% Non-Cumulative Preferred Stock, Series NN (“Series NN Depositary Shares”) [3]	06055H400	$1,100,000,000	$1,094,500,000	$25.00	$18.20	$0.1215278	$18.3215278
4	Depositary Shares, each representing a 1/1,000th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Depositary Shares”) [3]	060505815	$317,265,175	$313,265,175	$25.00	$19.22	To be Determined[4]	To be Determined[4]
5	Depositary Shares, each representing a 1/1,200th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series 1 (“Series 1 Depositary Shares”) [3]	060505633	$98,221,675	$94,221,675	$25.00	$18.92	To be Determined[4]	To be Determined[4]
6	Depositary Shares, each representing a 1/1,000th interest in a share of 4.750% Non-Cumulative Preferred Stock, Series SS (“Series SS Depositary Shares”) [3]	06055H871	$700,000,000	$696,000,000	$25.00	$19.90	$0.0857639	$19.9857639
7	Depositary Shares, each representing a 1/1,000th interest in a share of 5.000% Non-Cumulative Preferred Stock, Series LL (“Series LL Depositary Shares”) [3]	06055H202	$1,310,000,000	$1,305,000,000	$25.00	$20.44	N/A5	$20.4400000
8	Depositary Shares, each representing a 1/25th interest in a share of 4.375% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series RR (“Series RR Depositary Shares”) [6]	060505GB4	$1,750,000,000	Not Applicable	$1,000.00	$860.70	$5.5902778	$866.2902778
9	Depositary Shares, each representing a 1/25th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series MM (“Series MM Depositary Shares”) [6]	060505FQ2	$1,100,000,000	Not Applicable	$1,000.00	$875.30	$16.1250000	$891.4250000
10	Depositary Shares, each representing a 1/1,000th interest in a share of 5.375% Non-Cumulative Preferred Stock, Series KK (“Series KK Depositary Shares”) [3]	06053U601	$1,397,500,000	$1,393,500,000	$25.00	$22.12	N/A5	$22.1200000
11	Depositary Shares, each representing a 1/25th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF (“Series FF Depositary Shares”) [6]	060505FL3	$2,350,000,000	Not Applicable	$1,000.00	$897.40	$14.3611111	$911.7611111
12	Depositary Shares, each representing a 1/1,200th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series 5 (“Series 5 Depositary Shares”) [3]	060505583	$421,677,000	$417,677,000	$25.00	$19.17	To be Determined[4]	To be Determined[4]
13	Depositary Shares, each representing a 1/1,000th interest in a share of 5.875% Non-Cumulative Preferred Stock, Series HH (“Series HH Depositary Shares”) [3]	060505195	$854,000,000	$850,000,000	$25.00	$24.08	$0.1999132	$24.2799132
14	Depositary Shares, each representing a 1/25th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series JJ (“Series JJ Depositary Shares”) [6]	060505FP4	$1,000,000,000	$150,000,000	$1,000.00	$965.10	N/A5	$965.1000000

[1]

As used herein, the term “Liquidation Preference” for a Depositary Share of a series, means an amount equal to the product of the liquidation preference for a share of the applicable underlying preferred stock of Bank of America ($30,000 for a share of preferred stock underlying the Series 1 Depositary Shares and Series 5 Depositary Shares, and $25,000 for a share of preferred stock underlying the Depositary Shares of all other series) and the fractional interest in such share of preferred stock that such Depositary Share represents as set forth in the table above. For each Listed Depositary Share (as defined below), the Liquidation Preference is $25.00 and for each Non-Listed Depositary Share (as defined below), the Liquidation Preference is $1,000.00.

[2]

If, as scheduled, the Settlement Date (as defined below) occurs on December 13, 2022, then the Total Consideration (as defined below) payable for Depositary Shares of a series that are purchased pursuant to an applicable Offer will equal the applicable “Offer Price” for such Depositary Shares as set forth in the table above, plus, if applicable, the Hypothetical Accrued Dividends for such Depositary Shares as set forth in the table above or, with respect to the Series E Depositary Shares, the Series 1 Depositary Shares and the Series 5 Depositary Shares, Accrued Dividends (as defined below) determined as described in this Offer to Purchase.

[3]

Depositary Shares of this series are listed for trading on the New York Stock Exchange (the “NYSE”). See Section 7 of “The Offers” in this Offer to Purchase. Depositary Shares of all series that are listed on the NYSE are referred to herein collectively as the “Listed Depositary Shares.”

[4]

The dividend rate for the series of preferred stock represented by this series of Depositary Shares is reset quarterly based on 3-month U.S. dollar LIBOR and will be reset following the date of this Offer to Purchase but prior to the Settlement Date. As a result, the applicable dividend rate that will be used to calculate Accrued Dividends for this series of Depositary Shares is not known, and hypothetical Accrued Dividends and hypothetical Total Consideration cannot be determined, as of the date of this Offer to Purchase. See Section 1 of “The Offers” in this Offer to Purchase.

[5]	Accrued Dividends will not be included as part of the Total Consideration payable for Depositary Shares of this series. See Section 1 of “The Offers” in this Offer to Purchase.
[6]	Depositary Shares of this series are not listed on any exchange and are referred to herein, collectively with Depositary Shares of other non-listed series, as the “Non-Listed Depositary Shares.”

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The date of this Offer to Purchase is November 10, 2022

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The Offers will expire one minute after 11:59 p.m., New York City time, on December 9, 2022, unless extended or earlier terminated (such time and date, as the same may be extended with respect to an Offer, the “Expiration Date”). Holders of Depositary Shares must validly tender their Depositary Shares at or prior to the Expiration Date for such Depositary Shares to be eligible to be purchased in the Offers, upon the terms and subject to the conditions set forth in the Offer Documents. Tendered Depositary Shares may be withdrawn at any time prior to the Expiration Date, but not thereafter.

Upon the terms and subject to the conditions set forth in the Offer Documents, BofA Securities is hereby offering to purchase for cash, in 14 concurrent, but separate, offers (collectively, the “Offers,” and each offer to purchase a series of Depositary Shares, an “Offer”), Depositary Shares of the 14 series listed in the table above having an aggregate Liquidation Preference not exceeding the Maximum Aggregate Purchase Amount. The Depositary Shares of each series represent fractional interests in shares of separate series of Bank of America’s preferred stock, par value $0.01 per share (the “Preferred Stock”), as specified for such Depositary Shares in the table above.

If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date, after application of any applicable Series Caps and proration as described herein, exceeds the Maximum Aggregate Purchase Amount, BofA Securities will accept for purchase Depositary Shares in an aggregate Liquidation Preference amount that comes nearest to, but does not exceed, the Maximum Aggregate Purchase Amount. In such case, BofA Securities will accept Depositary Shares of each series validly tendered in the numerical order of the Acceptance Priority Level of such series, with Acceptance Priority Level 1 being the highest priority level, and subject to any applicable Series Cap and to proration as set forth herein. If, with respect to any series of Depositary Shares for which a Series Cap is specified in the table on the cover page of this Offer to Purchase, the aggregate Liquidation Preference of such Depositary Shares that are validly tendered as of the Expiration Date exceeds such Series Cap for such series, BofA Securities will accept for purchase such Depositary Shares in an aggregate Liquidation Preference amount that comes nearest to, but does not exceed, such Series Cap, subject to proration as set forth herein.

The total consideration payable for Depositary Shares that are validly tendered and purchased pursuant to the Offers (such amount, with respect to Depositary Shares of a series, the “Total Consideration”) will equal:

•

for Series LL Depositary Shares, Series KK Depositary Shares and Series JJ Depositary Shares (together, the “Post-Dividend Depositary Shares”), the Offer Price (as defined below) for such Depositary Shares; and

•	for Depositary Shares other than Post-Dividend Depositary Shares, the Offer Price for such Depositary Shares, plus the applicable Accrued Dividends (as defined herein) for such Depositary Shares.

As used in this Offer to Purchase, the term “Offer Price” means, with respect to each Depositary Share of a series, the applicable price set forth for such series in the “Offer Price” column in the table on the cover page of this Offer to Purchase.

As noted in the table on the cover page of this Offer to Purchase, Accrued Dividends will not be included, as part of the Total Consideration payable, for any Post-Dividend Depositary Shares purchased in the Offers, and the Total Consideration payable for any such Depositary Shares will consist only of the applicable Offer Price. In addition, the dividend rates for the series of preferred stock represented by the Series E Depositary Shares, the Series 1 Depositary Shares, and the Series 5 Depositary Shares (such series of Depositary Shares collectively, the “LIBOR Depositary Shares”) are reset quarterly based on 3-month U.S. dollar LIBOR and will be reset following the date of this Offer to Purchase but prior to the Settlement Date. As a result, the applicable dividend rates that will be used to calculate Accrued Dividends for such series of Depositary Shares are not known, and hypothetical Accrued Dividends and hypothetical Total Consideration cannot be determined, as of the date of this Offer to Purchase. Once the applicable dividend rates that will be used to calculate Accrued Dividends with respect to the LIBOR Depositary Shares are known, we will calculate hypothetical Accrued Dividends and hypothetical Total Consideration for such LIBOR Depositary Shares. Following such calculation, such information will be made available at http://www.dfking.com/bofa and from the Information Agent. In addition, hypothetical Accrued Dividends and hypothetical Total Consideration for the series of LIBOR Depositary Shares will be announced by means of a press release no later than 4:30 p.m., New York City time, on November 28, 2022.

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Note that market prices for the Listed Depositary Shares include accrued but unpaid dividends in respect of the Preferred Stock represented by such Depositary Shares. The Total Consideration payable for Depositary Shares (other than Post-Dividend Depositary Shares) of a series purchased in the applicable Offer is equal to the sum of the applicable Offer Price, plus Accrued Dividends for such series. Accordingly, when comparing the consideration payable in the applicable Offer for Listed Depositary Shares (other than the Post-Dividend Depositary Shares) to market prices, you should refer to the sum of the Offer Price and Accrued Dividends. Market prices for the Non-Listed Depositary Shares do not include accrued but unpaid dividends.

Notwithstanding any other provision of the Offers, BofA Securities’ obligation to accept for purchase and pay for Depositary Shares that are validly tendered as of the Expiration Date is subject to, and conditioned upon, the satisfaction of or waiver by the Offeror of the conditions set forth in Section 6, “Conditions of the Offers,” in this Offer to Purchase.

Following the expiration of the Offers, if all conditions to the Offers have been satisfied or waived at or prior to the Expiration Date, BofA Securities will accept for purchase all Depositary Shares that have been validly tendered subject to the Maximum Aggregate Purchase Amount, and, where applicable, the Series Cap. For additional information with respect to priority, proration and the hypothetical amount of each series of Depositary Shares we will purchase at various assumed rates of participation in the Offer, see Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date,” in this Offer to Purchase.

Unless the context indicates otherwise, all references to a valid tender of Depositary Shares in the Offer Documents shall mean that such Depositary Shares have been validly tendered at or prior to the Expiration Date and have not been validly withdrawn at or prior to the Expiration Date.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has approved or recommended or passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and a criminal offense. No person has been authorized to give any information or make any representations with respect to the Offers other than the information and representations contained or incorporated by reference in the Offer Documents and, if given or made, such information or representations must not be relied upon as having been authorized.

The Offer Documents and the information incorporated by reference into this Offer to Purchase contain important information that should be read before any decision is made with respect to the Offers. See “Certain Significant Considerations” beginning on page 11 for a discussion of certain factors you should consider in connection with the Offers.

IMPORTANT INFORMATION

All of the Depositary Shares are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Depositary Shares, a DTC participant must electronically transmit your acceptance of the applicable Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the applicable Offer and send an Agent’s Message (as defined herein) to D.F. King, the tender agent for the Offer (the “Tender Agent”), for its acceptance. The Tender Agent will establish one or more new accounts (or utilize existing accounts) with respect to the Depositary Shares at DTC for purposes of the Offers (to the extent such arrangements have not been made previously by the Tender Agent). Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed Agent’s Message through the facilities of DTC at the Tender Agent’s account at DTC or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Depositary Shares into the Tender Agent’s applicable account at DTC. If your Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each, a “Custodian”), you should contact that person if you desire to tender your Depositary Shares. See Section 3, “Procedures for Tendering the Depositary Shares,” in this Offer to Purchase.

A beneficial owner of Depositary Shares that are held of record by a Custodian must instruct such Custodian to tender such Depositary Shares on the beneficial owner’s behalf. Beneficial owners should be aware that a Custodian may establish its own earlier deadline for participation in the Offers, or withdrawal of tenders previously made. Accordingly, beneficial owners wishing to participate in the Offers should contact their Custodians as soon as possible in order to determine the time by which such beneficial owner must take action in order to participate. If you hold your Depositary Shares through a Custodian, you should ask your Custodian if you will be charged a fee to tender your Depositary Shares through the Custodian.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of this Offer to Purchase or any related materials. Holders must tender their Depositary Shares in accordance with the procedures set forth in this Offer to Purchase. See Section 3, “Procedures for Tendering the Depositary Shares,” in this Offer to Purchase.

As described in this Offer to Purchase, BofA Securities will pay retail brokers or dealers that process certain tenders of Listed Depositary Shares into the Offers from DTC participants (the “Retail Processing Dealers”) retail processing fees. Each Retail Processing Dealer that successfully processes such tenders from a retail beneficial owner of Listed Depositary Shares, as provided herein, will be eligible to receive a fee (the “Retail Processing Fee”) from BofA Securities equal to $0.125 per Listed Depositary Share validly tendered and accepted for purchase by BofA Securities, except for any Listed Depositary Shares tendered by a Retail Processing Dealer for its own account. See Section 17, “Fees and Expenses,” in this Offer to Purchase.

None of BofA Securities, Bank of America, their respective Boards of Directors, the Tender Agent or the Information Agent makes any recommendation as to whether you should tender your Depositary Shares in the Offers and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Depositary Shares, and, if so, the Liquidation Preference of their Depositary Shares to tender.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

ii

None of BofA Securities, Bank of America, their respective Boards of Directors, the Tender Agent or the Information Agent makes any recommendation as to whether you should tender your Depositary Shares in the Offers and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Depositary Shares, and, if so, the Liquidation Preference of their Depositary Shares to tender.

Questions concerning tender procedures and requests for additional copies of this Offer to Purchase should be directed to the Information Agent at its address or telephone numbers listed on the back cover page of this Offer to Purchase. Any questions concerning the terms of the Offers should be directed to the Offeror at the telephone number listed on the back cover page of this Offer to Purchase.

iii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offers to the same extent described elsewhere in this Offer to Purchase. We recommend that you read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offers. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Such references in this “Summary Term Sheet” are to sections in “The Offers” in this Offer to Purchase unless otherwise indicated.

The Offeror	BofA Securities, Inc. See Section 9, “Certain Information Concerning BofA Securities and Bank of America,” in this Offer to Purchase.

The Issuer	Bank of America Corporation. See Section 9, “Certain Information Concerning BofA Securities and Bank of America,” in this Offer to Purchase.

The Offers	BofA Securities is hereby making the concurrent, but separate, Offers to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, up to the Maximum Aggregate Purchase Amount in aggregate Liquidation Preference, Depositary Shares that are validly tendered prior to the Expiration Date. If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date, after application of any applicable Series Caps and proration, exceeds the Maximum Aggregate Purchase Amount, BofA Securities will accept for purchase such validly tendered Depositary Shares in an aggregate Liquidation Preference amount that comes nearest to, but does not exceed, the Maximum Aggregate Purchase Amount. In such case, BofA Securities will accept Depositary Shares of each series validly tendered in the numerical order of the Acceptance Priority Level of such series, with Acceptance Priority Level 1 being the highest priority level, and subject to the applicable Series Cap and proration as set forth herein. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – General,” in this Offer to Purchase.

If, with respect to any series of Depositary Shares for which a Series Cap is specified in the table on the cover page of this Offer to Purchase, the aggregate Liquidation Preference of such Depositary Shares that are validly tendered as of the Expiration Date exceeds such Series Cap for such series, BofA Securities will accept for purchase such Depositary Shares in an aggregate Liquidation Preference amount that comes nearest to, but does exceed, such Series Cap, subject to proration as set forth herein. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – Acceptance Priority Levels; Proration,” in this Offer to Purchase.

At the time you tender your Depositary Shares, you will not know the extent of participation by other Holders of Depositary Shares in the Offers or whether acceptance of all validly tendered Depositary Shares would result in the aggregate Liquidation Preference so tendered exceeding the Maximum Aggregate Purchase Amount. As a result, you will not know whether we will be able to accept for purchase your validly tendered Depositary Shares, in whole or in part, at the time you tender those Depositary Shares, unless you are a Holder of Series PP Depositary Shares or Series QQ Depositary Shares, in which case we will accept, subject to the satisfaction or waiver of the conditions of the applicable Offers, at least a pro rata portion of the Series PP Depositary Shares and Series QQ Depositary Shares that are validly tendered as of the Expiration Date, subject, in each case, to application of the applicable Series Cap and proration and subject, in the case of the Series QQ Depositary Shares, to application of the Maximum Aggregate Purchase Amount (if applicable) and to proration. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – General,” in this Offer to Purchase.

Below is a table that sets forth, for each series of Depositary Shares, the Acceptance Priority Level, Series Cap and Offer Price per Depositary Shares. See the cover page of this Offer to Purchase.

Acceptance Priority Level	Series of Depositary Shares	Series Cap	Offer Price
1	Series PP Depositary Shares	$911,000,000	$17.27
2	Series QQ Depositary Shares	$1,296,000,000	$17.30
3	Series NN Depositary Shares	$1,094,500,000	$18.20
4	Series E Depositary Shares	$313,265,175	$19.22
5	Series 1 Depositary Shares	$94,221,675	$18.92
6	Series SS Depositary Shares	$696,000,000	$19.90
7	Series LL Depositary Shares	$1,305,000,000	$20.44
8	Series RR Depositary Shares	N/A	$860.70
9	Series MM Depositary Shares	N/A	$875.30
10	Series KK Depositary Shares	$1,393,500,000	$22.12
11	Series FF Depositary Shares	N/A	$897.40
12	Series 5 Depositary Shares	$417,677,000	$19.17
13	Series HH Depositary Shares	$850,000,000	$24.08
14	Series JJ Depositary Shares	$150,000,000	$965.10

As of the date of this Offer to Purchase, approximately $14.6 billion aggregate Liquidation Preference of Depositary Shares subject to the Offers are outstanding. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – Number of Depositary Shares,” in this Offer to Purchase.

Offer Price and Total Consideration Payable in the Offers	The Offer Price for each series of Depositary Shares is set forth in the table above and on the cover page of this Offer to Purchase. The Total Consideration payable for Depositary Shares that are purchased pursuant to the Offers will equal:

•	for Post-Dividend Depositary Shares, the Offer Price for such Depositary Shares; and

•	for Depositary Shares other than Post-Dividend Depositary Shares, the Offer Price for such Depositary Shares, plus the applicable Accrued Dividends for such Depositary Shares.

Holders whose Post-Dividend Depositary Shares are validly tendered and purchased in the applicable Offers will not receive any payment for Accrued Dividends. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – General,” in this Offer to Purchase.

With respect to Depositary Shares other than LIBOR Depositary Shares, if, as scheduled, the Settlement Date occurs on December 13, 2022, then the Total Consideration payable for such Depositary Shares that are purchased pursuant to an applicable Offer will equal the hypothetical Total Consideration for such Depositary Shares set forth in the table on the cover page of this Offer to Purchase. With respect to LIBOR Depositary Shares, see “– Accrued Dividends” below.

Note that market prices for the Listed Depositary Shares include accrued but unpaid dividends in respect of the Preferred Stock represented by such Depositary Shares. The Total Consideration payable for Depositary Shares (other than Post-Dividend Depositary Shares) of a series purchased in the applicable Offer is equal to the sum of the applicable Offer Price, plus Accrued Dividends. Accordingly, when comparing the consideration payable in the applicable Offer for Listed Depositary Shares (other than the Post-Dividend Depositary Shares) to market prices, you should refer to the sum of the Offer Price and Accrued Dividends. Market prices for the Non-Listed Depositary Shares do not include accrued but unpaid dividends. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – General,” in this Offer to Purchase.

Accrued Dividends	As set forth above, the Total Consideration payable for Depositary Shares of a series other than Post-Dividend Depositary Shares that are validly tendered and purchased pursuant to the applicable Offer will equal the Offer Price for such Depositary Shares, plus the applicable Accrued Dividends for such Depositary Shares. As used in this Offer to Purchase, the term “Accrued Dividends” means, for a series of Depositary Shares other than Post-Dividend Depositary Shares, the accrued and unpaid dividends in respect of the Preferred Stock represented thereby, determined pursuant to the terms thereof, from and including the applicable dividend payment date for such series of Preferred Stock immediately preceding the Settlement Date, to, but excluding, the Settlement Date. The applicable Accrued Dividends per Liquidation Preference of Depositary Shares other than Post-Dividend Depositary Shares payable in respect of such Depositary Shares validly tendered and accepted for purchase will be calculated and rounded, if necessary, to seven decimal places, with $0.09876665 being rounded to $0.0987667. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – General,” in this Offer to Purchase.

Dividend rates for the series of Preferred Stock represented by the LIBOR Depositary Shares are reset quarterly based on 3-month U.S. dollar LIBOR and will be reset following the date of this Offer to Purchase but prior to the Settlement Date. As a result, the applicable dividend rates that will be used to calculate Accrued Dividends for such series of Depositary Shares are not known, and hypothetical Accrued Dividends and hypothetical Total Consideration cannot be determined, as of the date of this Offer to Purchase. Once the applicable dividend rates that will be used to calculate Accrued Dividends with respect to the LIBOR Depositary Shares are known, we will calculate hypothetical Accrued Dividends and hypothetical Total Consideration for such LIBOR Depositary Shares. Following such calculation, such information will be made available at http://www.dfking.com/bofa and from the Information Agent. In addition, hypothetical Accrued Dividends and hypothetical Total Consideration for the series of LIBOR Depositary Shares will be announced by means of a press release no later than 4:30 p.m., New York City time, on November 28, 2022.

Maximum Aggregate Purchase Amount; Series Caps	The aggregate Liquidation Preference of Depositary Shares that will be accepted in the Offers will not exceed the Maximum Aggregate Purchase Amount of $1.5 billion. In addition, if the table set forth on the cover page of this Offer to Purchase specifies a Series Cap with respect to a series of Depositary Shares, then the aggregate Liquidation Preference of Depositary Shares of such series accepted in the Offers will not exceed such Series Cap. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – Maximum Aggregate Purchase Amount; Series Caps,” in this Offer to Purchase.

Acceptance Priority Levels; Proration	If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date, after application of any applicable Series Caps and proration, exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase Depositary Shares in an aggregate Liquidation Preference amount that comes nearest to, but does not exceed, the Maximum Aggregate Purchase Amount. In such case, we will accept Depositary Shares of each series validly tendered in the numerical order of the acceptance priority levels of such series set forth in the table above (the “Acceptance Priority Levels”), with Acceptance Priority Level 1 being the highest priority level, and subject, if applicable, to the applicable Series Caps and to proration. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – Maximum Aggregate Purchase Amount; Series Caps,” in this Offer to Purchase.

If accepting all Depositary Shares of a series within a particular Acceptance Priority Level validly tendered as of the Expiration Date would cause the Series Cap for such series to be exceeded, then we will accept such Depositary Shares in an aggregate Liquidation Preference amount that comes nearest to, but does not exceed, such Series Cap, subject to proration as set forth herein.

If BofA Securities accepts Depositary Shares of a series on a prorated basis because acceptance of all Depositary Shares of such series that are validly tendered as of the Expiration Date would cause the Maximum Aggregate Purchase Amount to be exceeded, BofA Securities will not accept Depositary Shares of any series within a lower Acceptance Priority Level than such series the Depositary Shares of which are so accepted on a prorated basis. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – Acceptance Priority Levels; Proration,” in this Offer to Purchase.

In the event that proration of a series of tendered Depositary Shares is required, BofA Securities will determine the proration results promptly after the Expiration Date and will announce the results of proration as set forth in Section 16, “Extension of the Offers; Termination; Amendment,” in this Offer to Purchase.

Source and Amount of Funds	BofA Securities expects to use cash on hand to pay the consideration payable by it pursuant to the Offers, including, if applicable, Accrued Dividends, and the fees and expenses incurred by it in connection therewith. Bank of America has agreed to acquire from BofA Securities the Depositary Shares purchased by BofA Securities in the Offers. See Section 8, “Source and Amount of Funds,” in this Offer to Purchase.

Expiration Date	You may tender Depositary Shares until the Offers expire.

Each Offer will expire one minute after 11:59 p.m., New York City time, on December 9, 2022, unless extended or earlier terminated with respect to any Offer. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – Expiration Date,” in this Offer to Purchase.

Beneficial owners should be aware that a Custodian may establish its own earlier deadline for participation in the Offers. Accordingly, beneficial owners wishing to participate in the Offers should contact their Custodians as soon as possible in order to determine the time by which such beneficial owner must take action in order to participate. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – Expiration Date,” and Section 16, “Extensions of the Offers; Termination; Amendment,” in this Offer to Purchase.

Extension, Amendment and Termination of the Offers

BofA Securities reserves the right to extend or amend any Offer for any reason, subject to applicable law. If BofA Securities extends any Offer, it will delay the acceptance of any Depositary Shares that have been tendered in such Offer. BofA Securities reserves the right to terminate the Offers upon failure of a condition to be satisfied or waived at or prior to the Expiration Date. See Section 6, “Conditions of the Offers,” and Section 16, “Extension of the Offers; Termination; Amendment,” in this Offer to Purchase.

BofA Securities will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Date if it decides to extend any Offer. BofA Securities will announce any amendment to the Offers by making a public announcement of the amendment. See Section 16, “Extension of the Offers; Termination; Amendment,” in this Offer to Purchase.

Purpose of the Offers	The principal purpose of the Offers is to efficiently manage Bank of America’s capital structure and reduce future dividend obligations. BofA Securities is conducting the Offers pursuant to the Tender Agreement entered into between BofA Securities and Bank of America. See Section 2, “Purpose of the Offers – The Offers,” in this Offer to Purchase.

Conditions of the Offers	Each Offer is subject to and conditioned upon the satisfaction or waiver of the conditions set forth in Section 6. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – Expiration Date,” and Section 6, “Conditions of the Offers,” in this Offer to Purchase.

Procedures for Tendering Depositary Shares	Each Offer will expire on the Expiration Date, which is one minute after 11:59 p.m., New York City time, on December 9, 2022, unless extended or earlier terminated with respect to any Offer. In order for a Holder to validly tender Depositary Shares pursuant to the Offers they must do one of the following: (i) the Depositary Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Tender Agent, if the Holder is an institution participating in DTC, or (ii) contact the Custodian and instruct such Custodian to tender the Depositary Shares on the Holder’s behalf if the Holder’s shares are held of record by a Custodian, in each case, prior to the Expiration Date. See Section 3, “Procedures for Tendering the Depositary Shares – Requirements for Valid Tenders of Depositary Shares,” in this Offer to Purchase.

Beneficial owners should be aware that a Custodian may establish its own earlier deadline for participation in the Offers. Accordingly, beneficial owners wishing to participate in the Offers should contact their Custodians as soon as possible in order to determine the time by which such beneficial owner must take action in order to participate. See Section 3, “Procedures for Tendering the Depositary Shares – Requirements for Valid Tenders of Depositary Shares” and “– Tender of Depositary Shares Held Through a Custodian,” in this Offer to Purchase.

Non-Listed Depositary Shares may be tendered and accepted only in Liquidation Preference amounts equal to the minimum denomination of $1,000.00 Liquidation Preference and integral multiples in excess thereof. Listed Depositary Shares may be tendered and accepted only in Liquidation Preference amounts equal to the minimum denomination of $25.00 and integral multiples in excess thereof. In the event of proration, in order to determine proration with respect to the Depositary Shares of a Prorated Series (as defined herein), the aggregate Liquidation Preference of Depositary Shares of such series that have been validly tendered as of the Expiration Date will be multiplied by the proration factor and rounded down to the nearest Liquidation Preference per Depositary Share for such series, such that the applicable Depositary Shares will be returned to the Holder in amounts equal to the applicable Liquidation Preference or integral multiples in excess thereof. No alternative, conditional or contingent tenders will be accepted. See Section 3, “Procedures for Tendering the Depositary Shares – Requirements for Valid Tenders of Depositary Shares,” in this Offer to Purchase.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of the Offer Documents. Holders must tender their Depositary Shares in accordance with the procedures set forth in this Offer to Purchase. See Section 3, “Procedures for Tendering the Depositary Shares – No Guaranteed Delivery,” in this Offer to Purchase.

Withdrawal Rights	You may withdraw any Depositary Shares you have tendered at any time before the Expiration Date, which will occur one minute after 11:59 p.m., New York City time, on December 9, 2022 unless extended or earlier terminated with respect to any Offer. BofA Securities cannot assure you that it will extend the Offers or, if it does, of the length of any extension it may provide. See Section 4, “Withdrawal Rights,” in this Offer to Purchase.

Withdrawal Procedure	Holders of Depositary Shares may withdraw previously tendered Depositary Shares at any time prior to the Expiration Date. For a withdrawal to be effective, you must deliver, on a timely basis prior to the Expiration Date, a written notice of your withdrawal, or a properly transmitted “Request Message” through ATOP, to the Tender Agent at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Depositary Shares to be withdrawn and the name of the registered holder of those Depositary Shares. Some additional requirements apply for Depositary Shares that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4, “Withdrawal Rights,” in this Offer to Purchase.

No Recommendation as to Whether to Tender	None of BofA Securities, Bank of America, their respective Boards of Directors, the Tender Agent or the Information Agent makes any recommendation to holders of Depositary Shares as to whether to tender or refrain from tendering their Depositary Shares. You should read carefully the information in the Offer Documents before making your decision whether to tender your Depositary Shares. See Section 2, “Purpose of the Offers – General,” in this Offer to Purchase.

Untendered or Unpurchased Depositary Shares	Any tendered Depositary Shares that are not accepted for purchase by BofA Securities will be returned without expense to their tendering Holder promptly after the expiration of the Offer. Depositary Shares not tendered or otherwise not purchased pursuant to the Offers will remain outstanding. See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date – Acceptance Priority Levels; Proration,” and Section 11, “Effects of the Offers on the Market for the Depositary Shares,” in this Offer to Purchase.

If an Offer is consummated, then the number of Depositary Shares and aggregate Liquidation Preference of the applicable series that is purchased in part in such Offer that remains outstanding will be reduced. This may adversely affect the liquidity of and/or increase the volatility in the market for the Depositary Shares of such series after consummation of such Offer. See Section 11, “Effects of the Offers on the Market for the Depositary Shares,” in this Offer to Purchase.

Continued Listing of Listed Depositary Shares on the NYSE	As a result of the Series Caps and the Continued Listing Condition (as defined herein), it is expected that, regardless of the results of the Offers, the Listed Depositary Shares will continue to qualify to be listed on the NYSE. See the cover page and Section 6, “Conditions of the Offers,” in this Offer to Purchase.

Retirement of Depositary Shares	BofA Securities has agreed to transfer the Depositary Shares that it acquires in the Offers to Bank of America and Bank of America plans to cancel these Depositary Shares. The shares of Preferred Stock underlying the Depositary Shares purchased by Bank of America from BofA Securities, other than the Preferred Stock underlying the Series 1 Depositary Shares and the Series 5 Depositary Shares, will be retired and will return to the status of authorized but unissued shares of Preferred Stock without designation as to series. The shares of Preferred Stock underlying the purchased Series 1 Depositary Shares and Series 5 Depositary Shares will be retired by Bank of America’s Board of Directors and returned to the status of authorized but unissued shares of Preferred Stock. See Section 11, “Effects of the Offers on the Market for the Depositary Shares,” in this Offer to Purchase.

Market Prices of the Depositary Shares	Certain information relating to the Depositary Shares of each series that are subject to the Offers, including the applicable trading market and ticker symbol, the last reported sales price on the last trading day prior to the date of this Offer to Purchase, certain historical market price information and information with respect to historical dividend payments, is set forth in Section 7, “Historical Price Range of the Depositary Shares,” in this Offer to Purchase.

Appraisal Rights	You will have no appraisal rights in connection with the Offers. See Section 3, “Procedures for Tendering the Depositary Shares – Appraisal Rights,” in this Offer to Purchase.

Time of Payment	BofA Securities will pay the applicable Total Consideration to you in cash for the Depositary Shares it purchases in the Offers promptly after the Expiration Date. We refer to the date on which such payment is made as the “Settlement Date.” The Settlement Date is scheduled to be December 13, 2022. See Section 5, “Purchase of Depositary Shares and Payment of Purchase Price; Return of Unpurchased Depositary Shares,” in this Offer to Purchase.

Payment of Brokerage Commissions	If you are a registered holder of Depositary Shares and you tender your Depositary Shares directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Depositary Shares through a Custodian, we recommend that you consult your Custodian to determine whether transaction costs are applicable. See Section 3, “Procedures for Tendering the Depositary Shares – Book-Entry Delivery,” in this Offer to Purchase.

U.S. Federal Income Tax Consequences	The cash received in exchange for tendered Depositary Shares generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Depositary Shares, or (ii) a distribution from the Issuer in respect of its stock, depending on the particular circumstances of each Holder. See Section 13, “Certain Material U.S. Federal Income Tax Consequences,” in this Offer to Purchase.

We recommend that Holders and beneficial owners of the Depositary Shares consult their own tax advisors to determine the particular tax consequences to them of participating in the Offers, including the applicability and effect of any state, local or non-U.S. tax laws.

Further Information; Questions	Questions concerning tender procedures and requests for additional copies of the Offer Documents should be directed to the Information Agent at its address or telephone numbers listed on the back cover page of this Offer to Purchase. Any questions concerning the terms of the Offers should be directed to the Offeror at the telephone number listed on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this Offer to Purchase constitute “forward-looking statements” within the meaning of the U.S. securities laws. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Bank of America’s actual results may differ materially from those set forth in its forward-looking statements. As a large, international financial services company, Bank of America faces risks that are inherent in the businesses and marketplaces in which it operates. Information regarding important factors that could cause Bank of America’s future financial performance to vary from that described in its forward-looking statements is contained in its annual report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference in this Offer to Purchase, under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in Bank of America’s subsequent filings that are incorporated in this Offer to Purchase by reference. See Section 9, “Certain Information Concerning BofA Securities and Bank of America,” in this Offer to Purchase for information about how to obtain copies of Bank of America’s filings with the SEC. For a discussion of significant considerations that apply to the Depositary Shares and the Offers, see “Certain Significant Considerations” in this Offer to Purchase.

Holders should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made.

All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither we nor Bank of America undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

In addition, the statements in this Offer to Purchase are made as of the date of this Offer to Purchase. Subsequent events or developments may cause our views to change. Except as required by the U.S. federal securities laws, Bank of America does not undertake any obligation to update forward-looking statements after the date of this Offer to Purchase, even if new information becomes available or other events occur in the future.

CERTAIN SIGNIFICANT CONSIDERATIONS

Holders should carefully consider the matters described throughout this Offer to Purchase, including those described below, in deciding whether to tender their Depositary Shares.

Holders of the Depositary Shares who participate in the Offers will lose their rights to receive future preferred dividends with respect to any Preferred Stock underlying any of the Depositary Shares tendered and accepted.

Holders of the Preferred Stock underlying the Depositary Shares are entitled to receive, if, when and as authorized and declared by Bank of America’s Board of Directors, out of funds legally available for the payment of dividends, non-cumulative cash dividends, payable quarterly or semi-annually. Holders of the Depositary Shares who choose to participate in the Offers and sell their Depositary Shares will lose the right to receive all future preferred dividends with respect to the Preferred Stock underlying such Depositary Shares tendered and accepted if the record date for the applicable dividend period of such Depositary Shares occurs on or after the Settlement Date.

The Depositary Shares may be acquired by Bank of America other than through the Offers in the future.

From time to time after the tenth business day following the Expiration Date or other termination of the Offers, to the extent permitted by applicable law, Bank of America or its affiliates, including the Offeror, may acquire Depositary Shares that remain outstanding, whether or not the Offers are consummated, through redemptions or through tender offers, exchange offers, open market or privately negotiated purchases or otherwise, upon such terms and at such prices as may be determined, which may be more or less than the applicable Total Consideration paid pursuant to the Offers, and could be paid in cash or other consideration. In addition, Bank of America may, subject to certain conditions, redeem the Preferred Stock underlying Depositary Shares of one or more series, which would result in the redemption of such Depositary Shares. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Bank of America may pursue. Whether Bank of America or its affiliates make additional acquisitions of Depositary Shares of a series in the future will depend on many factors, including, without limitation, the business and market conditions at the time, including the price of the Depositary Shares, and such other factors as Bank of America or its affiliates may consider relevant.

None of BofA Securities, Bank of America, their respective Boards of Directors, the Tender Agent or the Information Agent makes any recommendations as to whether investors should tender or refrain from tendering their Depositary Shares in the Offers. None of BofA Securities, Bank of America, their respective Boards of Directors or their management obtained a third-party determination that the Offers are fair to Holders of the Depositary Shares.

None of BofA Securities, Bank of America, their respective Boards of Directors, the Tender Agent or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Depositary Shares in the Offers, and none of them has authorized any person to make any such recommendation. BofA Securities’ and Bank of America’s Boards of Directors take no position as to whether the terms of the Offers are fair to Holders of the Depositary Shares. None of BofA Securities, Bank of America, their respective Boards of Directors or their management has hired any investment bank or other third-party professional to evaluate the fairness of the terms of the Offers. BofA Securities and Bank of America have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the Holders of the Depositary Shares for purposes of negotiating the Offers.

Holders must make their own decision whether to tender their Depositary Shares and, if so, how many shares to tender upon their own assessment of the value of the Depositary Shares, their liquidity needs and any other factors they deem relevant. In doing so, Holders should read and carefully evaluate the information in this Offer to Purchase and in the related Letter of Transmittal and should consult with their personal financial advisor or other legal, tax or investment professional(s) regarding their individual circumstances.

If an Offer is successful, there may no longer be trading markets for the applicable Depositary Shares, or there may be limited trading markets for the Depositary Shares and the market prices for the applicable Depositary Shares may be depressed.

Depending on the amount of Depositary Shares of any series that are accepted in the Offers, the trading market for the Depositary Shares of that series that remain outstanding after the Offers may be more limited. A reduced trading volume for a series of Depositary Shares may decrease the price and increase the volatility of the trading price of the Depositary Shares of the series that remain outstanding following the completion of the Offers.

BofA Securities may not accept all of the Depositary Shares tendered in the Offers.

Depending on the amount of Depositary Shares tendered in the Offers, BofA Securities may not accept all of the Depositary Shares tendered. Further, BofA Securities may have to prorate the Depositary Shares that it accepts in the Offers. Any Depositary Shares not accepted will be returned to tendering Holders promptly after the expiration of the Offers.

The Offer Price could be higher or lower than the prices at which the Listed Depositary Shares trade on the NYSE before or after the Expiration Date.

The prices at which each series of Listed Depositary Shares trade on the NYSE during and after the Offers may be higher or lower than the applicable Offer Price. If we purchase your Listed Depositary Shares in the Offers, the Offer Price that you may receive may be more or less than what you would have received if you had sold your Listed Depositary Shares on the open market or in any other transaction.

Holders are responsible for complying with the procedures of the Offers.

Holders of Depositary Shares are responsible for complying with all of the procedures for tendering Depositary Shares in the Offers. If the procedures are not strictly complied with, a Holder’s participation in the Offers may be rejected. None of the Offeror, Bank of America, the Information Agent or the Tender Agent assumes any responsibility for informing any Holder of Depositary Shares of irregularities with respect to such Holder’s participation in the Offers.

The Maximum Aggregate Purchase Amount, Series Caps (if applicable) and Acceptance Priority Levels may limit the Depositary Shares accepted for purchase in the Offers.

The Depositary Shares accepted for purchase in the Offers may be limited because of the Maximum Aggregate Purchase Amount and applicable Series Caps, the consequences of which include, among other things, that the Offeror will not accept for purchase validly tendered Depositary Shares for which the aggregate Liquidation Preference would be more than the Maximum Aggregate Purchase Amount or, with respect to Depositary Shares of a series to which a Series Cap applies, such Series Cap, even if Depositary Shares in excess of such amount are validly tendered. In addition, upon application of the proration procedures described in this Offer to Purchase, the Offeror may not purchase all of your Depositary Shares of the prorated series that are validly tendered. Further, because Depositary Shares will be purchased in accordance with the Acceptance Priority Level, Depositary Shares having a higher Acceptance Priority Level will be accepted for purchase before any tendered Depositary Shares having a lower Acceptance Priority Level are accepted.

The full amount received by a Non-U.S. Holder could be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable tax treaty.

If a Non-U.S. Holder does not satisfy either of the Section 302 tests described below in Section 13, “Certain Material U.S. Federal Income Tax Consequences,” in this Offer to Purchase, the full amount such Non-U.S. Holder receives will be treated as a dividend with respect to the Non-U.S. Holder’s remaining stock, and such dividend will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable tax treaty.

THE OFFERS

Section 1. Terms of the Offers; Number of Depositary Shares; Expiration Date

General. BofA Securities is hereby making the concurrent, but separate, Offers to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, up to the Maximum Aggregate Purchase Amount in aggregate Liquidation Preference, Depositary Shares that are validly tendered as of the Expiration Date. If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date and, after application of any applicable Series Caps and proration, exceeds the Maximum Aggregate Purchase Amount, BofA Securities will accept for purchase Depositary Shares having an aggregate Liquidation Preference that comes nearest to, but does not exceed, the Maximum Aggregate Purchase Amount. In such case, BofA Securities will accept Depositary Shares of each series validly tendered in the numerical order of the Acceptance Priority Level of such series, with Acceptance Priority Level 1 being the highest priority level, and subject to any applicable Series Cap and to proration, as described in this Section 1.

If you elect to participate in any of the Offers, you may tender a portion of or all of the Depositary Shares you hold, although we may not be able to accept for purchase all such Depositary Shares you tender. See “– Maximum Aggregate Purchase Amount; Series Caps” and “– Acceptance Priority Levels; Proration” for a description of the terms and provisions of the Offers relating to application of the Maximum Aggregate Purchase Amount, Acceptance Priority Levels, Series Caps and proration.

BofA Securities commenced the Offers on the date of this Offer to Purchase.

Total Consideration Payable in the Offers. The Total Consideration payable for Depositary Shares that are validly tendered and purchased pursuant to the Offers will equal:

•	for Post-Dividend Depositary Shares, the Offer Price for such Depositary Shares; and

•	for Depositary Shares other than Post-Dividend Depositary Shares, the Offer Price for such Depositary Shares, plus the applicable Accrued Dividends for such Depositary Shares.

Holders whose Post-Dividend Depositary Shares are validly tendered and purchased in the applicable Offers will not receive any payment for Accrued Dividends. Dividends on the Preferred Stock represented by such Post-Dividend Depositary Shares payable on the next dividend payment date have been declared by Bank of America and are payable on such dividend payment date to holders as of the applicable record date. The record date with respect to such declared dividends will occur after the date of this Offer to Purchase and before the Settlement Date, and the dividend payment date for such dividends will occur after the Settlement Date. As a result, full dividends for the related dividend period for such Preferred Stock will be made to the record date holder on the applicable dividend payment date in the customary manner in accordance with the terms and provisions of the Preferred Stock, and the Depositary Shares, even if such Depositary Shares are purchased in the Offers and are not outstanding on such dividend payment date. See the table below for information for each series of Depositary Shares with respect to the most recent dividend payment date for the underlying Preferred Stock preceding the date of this Offer to Purchase, and, if dividends on such Preferred Stock for the current dividend period have been declared, the applicable record date and scheduled dividend payment date.

Note that market prices for Listed Depositary Shares include accrued but unpaid dividends. In this Offer to Purchase, Total Consideration payable for the Depositary Shares (other than the Post-Dividend Depositary Shares) is expressed as the sum of the Offer Price set forth in the table on the cover page of this Offer to Purchase for such Depositary Shares plus Accrued Dividends for such Depositary Shares. Accordingly, when comparing the consideration payable in the applicable Offer for Listed Depositary Shares (other than the Post-Dividend Depositary Shares) to market prices, you should refer to the sum of the Offer Price and Accrued Dividends. Market prices for Non-Listed Depositary Shares do not include accrued but unpaid dividends.

Accrued Dividends. As set forth above, the Total Consideration payable for Depositary Shares of a series other than Post-Dividend Depositary Shares that are validly tendered and purchased pursuant to the applicable

Offer will equal the Offer Price for such Depositary Shares set forth in the table on the cover page of this Offer to Purchase, plus the applicable Accrued Dividends for such Depositary Shares. As used in this Offer to Purchase, the term “Accrued Dividends” means, for a series of Depositary Shares other than Post-Dividend Depositary Shares, the accrued and unpaid dividends in respect of the Preferred Stock represented thereby, determined pursuant to the terms thereof, from and including the applicable dividend payment date for such series of Preferred Stock immediately preceding the Settlement Date, to, but excluding, the Settlement Date. The applicable Accrued Dividends per Liquidation Preference of Depositary Shares other than Post-Dividend Depositary Shares payable in respect of such Depositary Shares validly tendered and accepted for purchase will be calculated and rounded, if necessary, to seven decimal places, with $0.09876665 being rounded to $0.0987667.

Dividend rates for the series of Preferred Stock represented by the LIBOR Depositary Shares are reset quarterly based on 3-month U.S. dollar LIBOR and will be reset following the date of this Offer to Purchase but prior to the Settlement Date. As a result, the applicable dividend rates that will be used to calculate Accrued Dividends for such series of Depositary Shares are not known, and hypothetical Accrued Dividends and hypothetical Total Consideration cannot be determined, as of the date of this Offer to Purchase. Once the applicable dividend rates that will be used to calculate Accrued Dividends with respect to the LIBOR Depositary Shares are known, we will calculate hypothetical Accrued Dividends and hypothetical Total Consideration for such LIBOR Depositary Shares. Following such calculation, such information will be made available at http://www.dfking.com/bofa and from the Information Agent. In addition, hypothetical Accrued Dividends and hypothetical Total Consideration for the series of LIBOR Depositary Shares will be announced by means of a press release no later than 4:30 p.m., New York City time, on November 28, 2022.

Maximum Aggregate Purchase Amount; Series Caps. The aggregate Liquidation Preference of Depositary Shares accepted for purchase in the Offers will be subject to the Maximum Aggregate Purchase Amount of $1.5 billion. In addition, if the table set forth on the cover page of this Offer to Purchase specifies a Series Cap with respect to a series of Depositary Shares, then the aggregate Liquidation Preference of Depositary Shares accepted for purchase in the Offers for such Depositary Shares will be subject to a maximum of such Series Cap.

Acceptance Priority Levels; Proration. If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date, after application of any applicable Series Caps and proration, exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase that number of Depositary Shares that does not result in our purchasing more than the Maximum Aggregate Purchase Amount. In such case, we will accept Depositary Shares of each series validly tendered in the numerical order of the Acceptance Priority Level of such series, with Acceptance Priority Level 1 being the highest priority level, and subject to the applicable Series Cap and to proration as set forth below. The Series Cap is the maximum aggregate Liquidation Preference of Depositary Shares that we will accept for each series, subject to the Maximum Aggregate Purchase Amount and the proration terms described herein. The Acceptance Priority Level and, if applicable, the Series Cap in respect of each series of Depositary Shares are as set forth in the table set forth on the cover page of this Offer to Purchase.

The amount of each series of Depositary Shares that will be accepted in the Offers is subject to (i) the Series Cap for each such series, if applicable, (ii) the Maximum Aggregate Purchase Amount and (iii) proration, in each case as set forth herein. At the time you tender your Depositary Shares, you will not know the extent of participation by other Holders of Depositary Shares in the Offers or whether acceptance of all validly tendered Depositary Shares would result in the aggregate Liquidation Preference so tendered exceeding the Maximum Aggregate Purchase Amount. As a result, you will not know whether we will be able to accept for purchase your validly tendered Depositary Shares, in whole or in part, at the time you tender those Depositary Shares, unless you are a Holder of Series PP Depositary Shares or Series QQ Depositary Shares, in which case we will accept, subject to the satisfaction or waiver of the conditions of the applicable Offers, at least a pro rata portion of the Series PP Depositary Shares and Series QQ Depositary Shares that are validly tendered as of the Expiration Date, subject, in each case, to application of the applicable Series Cap and proration and subject, in the case of the Series QQ Depositary Shares, to application of the Maximum Aggregate Purchase Amount (if applicable) and to proration.

If any Depositary Shares are accepted for purchase in the Offers and the Offers are fully subscribed up to the Maximum Aggregate Purchase Amount, Depositary Shares will be accepted in the following order:

•

first, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series PP Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that the aggregate Liquidation Preference amount of Series PP Depositary Shares purchased in the Offer for Series PP Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase;

•

second, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series QQ Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that (i) the aggregate Liquidation Preference amount of Series QQ Depositary Shares purchased in the Offer for Series QQ Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase and (ii) the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

third, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series NN Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that (i) the aggregate Liquidation Preference amount of Series NN Depositary Shares purchased in the Offer for Series NN Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase and (ii) the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

fourth, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series E Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that (i) the aggregate Liquidation Preference amount of Series E Depositary Shares purchased in the Offer for Series E Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase and (ii) the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

fifth, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series 1 Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that (i) the aggregate Liquidation Preference amount of Series 1 Depositary Shares purchased in the Offer for Series 1 Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase and (ii) the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

sixth, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series SS Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that (i) the aggregate Liquidation Preference amount of Series SS Depositary Shares purchased in the Offer for Series SS Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase and (ii) the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

seventh, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series LL Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that (i) the aggregate Liquidation Preference amount of Series LL Depositary Shares purchased in the Offer for Series LL Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase and (ii) the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

eighth, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series RR Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

ninth, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series MM Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

tenth, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series KK Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that (i) the aggregate Liquidation Preference amount of Series KK Depositary Shares purchased in the Offer for Series KK Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase and (ii) the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

eleventh, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series FF Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

twelfth, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series 5 Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that (i) the aggregate Liquidation Preference amount of Series 5 Depositary Shares purchased in the Offer for Series 5 Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase and (ii) the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount;

•

thirteenth, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series HH Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that (i) the aggregate Liquidation Preference amount of Series HH Depositary Shares purchased in the Offer for Series HH Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase and (ii) the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount; and

•

fourteenth, we will accept for purchase on the Settlement Date the maximum aggregate Liquidation Preference amount of Series JJ Depositary Shares validly tendered at or before the Expiration Date, on a prorated basis, if necessary, such that (i) the aggregate Liquidation Preference amount of Series JJ Depositary Shares purchased in the Offer for Series JJ Depositary Shares does not exceed the applicable Series Cap for such series set forth on the cover of this Offer to Purchase and (ii) the aggregate Liquidation Preference amount of Depositary Shares purchased in the Offers does not exceed the Maximum Aggregate Purchase Amount.

If BofA Securities accepts Depositary Shares of a series on a prorated basis because acceptance of all Depositary Shares of such series that are validly tendered as of the Expiration Date would cause the Maximum Aggregate Purchase Amount to be exceeded, BofA Securities will not accept Depositary Shares of any series within a lower Acceptance Priority Level than such series the Depositary Shares of which are so accepted on a prorated basis.

All Depositary Shares not accepted for purchase as a result of proration or the Acceptance Priority Level will be promptly returned to the tendering Holder after the expiration of the Offers.

With respect to any series of Depositary Shares that is subject to proration as a result of exceeding the Maximum Aggregate Purchase Amount or any applicable Series Cap for such series (each such series of Depositary Shares, a “Prorated Series”), the proration factor used in order to determine the aggregate Liquidation Preference of Depositary Shares of such Prorated Series that will be accepted for purchase will be that percentage, such that the amount purchased comes nearest to but does not exceed the Maximum Aggregate Purchase Amount or the Series Cap for such series, as applicable. To determine proration with respect to the Depositary Shares of a Prorated Series, the aggregate Liquidation Preference of Depositary Shares of such series that have been validly tendered as of the Expiration Date will be multiplied by the proration factor and rounded down to the nearest Liquidation Preference per Depositary Share for such series. This resultant amount will be the aggregate Liquidation Preference of Depositary Shares of the applicable Prorated Series that we will accept for purchase. In the event that proration of a series of tendered Depositary Shares is required, the Offeror will determine the proration results promptly after the Expiration Date and will announce the results of proration as set forth in Section 16, “Extensions of the Offers; Termination; Amendment,” in this Offer to Purchase. Depositary Shares tendered and not purchased, including Depositary Shares not purchased due to proration, will be promptly credited to the appropriate account maintained by the tendering Holder of Depositary Shares at DTC, in each case without expense to the Holder of the Depositary Shares.

Annex 1 to this Offer to Purchase sets forth hypothetical examples of application of the Maximum Aggregate Purchase Amount, Acceptance Priority Levels, Series Caps and proration for the Offers, based on hypothetical participation rates in the Offers.

Number of Depositary Shares. The number of outstanding Depositary Shares of each series as of November 9, 2022 is as set forth in the table below. The number of outstanding Depositary Shares of a series is equal to the quotient of the number of shares of the underlying Preferred Stock and the fractional interest represented thereby of each such Depositary Share.

Depositary Shares	Aggregate Liquidation Preference Outstanding	Number Outstanding
Series PP Depositary Shares	$915,000,000	36,600,000
Series QQ Depositary Shares	$1,300,000,000	52,000,000
Series NN Depositary Shares	$1,100,000,000	44,000,000
Series E Depositary Shares	$317,265,175	12,690,607
Series 1 Depositary Shares	$98,221,675	3,928,867
Series SS Depositary Shares	$700,000,000	28,000,000
Series LL Depositary Shares	$1,310,000,000	52,400,000
Series RR Depositary Shares	$1,750,000,000	1,750,000
Series MM Depositary Shares	$1,100,000,000	1,100,000
Series KK Depositary Shares	$1,397,500,000	55,900,000
Series FF Depositary Shares	$2,350,000,000	2,350,000
Series 5 Depositary Shares	$421,677,000	16,867,080
Series HH Depositary Shares	$854,000,000	34,160,000
Series JJ Depositary Shares	$1,000,000,000	1,000,000

Expiration Date. The term “Expiration Date” means one minute after 11:59 p.m., New York City time, on December 9, 2022, unless extended with respect to all or a series of Depositary Shares, in which case the Expiration Date will be such time and date to which the Expiration Date is extended. BofA Securities will pay for all validly tendered Depositary Shares that are accepted for purchase promptly after the Expiration Date.

If BofA Securities makes a material change in the terms of any Offer or the information concerning any Offer or waives a condition of any Offer that results in a material change to such Offer, BofA Securities will disseminate additional tender offer materials and extend such Offer (including the time within which to withdraw tenders) to the extent required by applicable law. If, prior to the Expiration Date, BofA Securities increases or decreases the number of Depositary Shares of a series being sought (for example, by increasing or decreasing the

Maximum Aggregate Purchase Amount or an applicable Series Cap) or increases or decreases the Offer Price, or changes the type of consideration, offered to Holders of Depositary Shares of such a series, such modification will be applicable to all Holders of Depositary Shares of such series whose Depositary Shares are accepted for payment pursuant to the applicable Offer, and if, at the time notice of any such modification is first published, sent or given to Holders of Depositary Shares of such series, the applicable Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given, the applicable Offer will be extended to a date not earlier than ten business days after the date of such publication. For the purposes of the Offers, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer Documents will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Bank of America’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Depositary Shares.

Appraisal Rights. You will have no appraisal rights in connection with the Offer.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a Holder or other payee pursuant to the Offers will be withheld and remitted to the U.S. Treasury, unless the Holder or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and other applicable payors and certifies under penalties of perjury that such number is correct and that such Holder or other payee is exempt from backup withholding, or such Holder or other payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the correct taxpayer identification number, the Holder or other payee may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder should complete and sign the IRS Form W-9 so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that such tendering U.S. Holder is not subject to backup withholding. Certain Holders (including, among others, C corporations) are not subject to these backup withholding and reporting requirements but may nevertheless be required by the Tender Agent to provide the IRS Form W-9 to avoid backup withholding. Exempt U.S. Holders should indicate their exempt status on the IRS Form W-9 . In order for a Non-U.S. Holder to qualify as an exempt recipient, such Non-U.S. Holder generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E (each included as part of the Letter of Transmittal) or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that Non-U.S. Holder’s non-U.S. status. Tendering Holders can obtain other applicable forms from the Tender Agent or from www.irs.gov. See also Instruction 8 of the Letter of Transmittal, if applicable.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR THE DEPOSITARY SHARES PURCHASED PURSUANT TO THE OFFERS, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR APPLICABLE IRS FORM W-8, AS APPROPRIATE.

Where the Depositary Shares are tendered on behalf of the Holder by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the Holder to the broker or DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.

For a discussion of certain material U.S. federal income tax consequences to tendering Holders of the Depositary Shares, see Section 13 below, “Certain Material U.S. Federal Income Tax Consequences,” in this Offer to Purchase.

Section 2. Purpose of the Offers

The Offers. The principal purpose of the Offers is to efficiently manage Bank of America’s capital structure and reduce future dividend obligations. BofA Securities is conducting the Offers pursuant to the Tender Agreement entered into between BofA Securities and Bank of America.

General. None of BofA Securities, Bank of America, their respective Boards of Directors, the Tender Agent or the Information Agent makes any recommendation to Holders of Depositary Shares as to whether to tender or refrain from tendering their Depositary Shares. Holders of Depositary Shares should carefully evaluate all information in the Offer Documents, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Depositary Shares, and, if so, how many Depositary Shares to tender.

BofA Securities has agreed to transfer the Depositary Shares that it purchases in the Offers to Bank of America. Bank of America will then submit (i) Depositary Shares other than Series 1 Depositary Shares and Series 5 Depositary Shares acquired pursuant to the Offers to Computershare Trust Company, N.A. and Computershare Inc. (together, “Computershare”), as depository under the applicable deposit agreement for such series, and (ii) Series 1 Depositary Shares and Series 5 Depositary Shares acquired pursuant to the Offers to The Bank of New York Mellon Corporation (“BNYM”), as depositary under the applicable deposit agreement for such series, in each case for cancellation of the receipts with respect to such Depositary Shares, and cancellation of the corresponding shares of the underlying Preferred Stock.

Section 3. Procedures for Tendering the Depositary Shares

Requirements for Valid Tenders of Depositary Shares. All Depositary Shares are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Depositary Shares, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to the Tender Agent, for its acceptance. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Tender Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (i) the aggregate number of Depositary Shares (or Liquidation Preference) that have been tendered by such participant pursuant to the applicable Offer, (ii) that DTC has received from such participant express acknowledgment that such participant has received the Offer Documents and agrees to be bound by the terms and conditions of the Offers as described in the Offer Documents and (iii) that the Offeror may enforce such agreement against such participant. Delivery of an applicable Agent’s Message will be deemed made only when actually received by the Tender Agent. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed Agent’s Message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Depositary Shares into the Tender Agent’s applicable DTC account. Delivery of tendered Depositary Shares must be made to the Tender Agent pursuant to the book-entry delivery procedures set forth below.

Non-Listed Depositary Shares may be tendered and accepted only in Liquidation Preference amounts equal minimum denominations of $1,000.00 Liquidation Preference and integral multiples in excess thereof. Listed Depositary Shares may be tendered and accepted only in Liquidation Preference amounts equal to minimum denominations of $25.00 and integral multiples in excess thereof. In the event of proration, in order to determine proration with respect to the Depositary Shares of a Prorated Series, the aggregate Liquidation Preference of Depositary Shares of such series that have been validly tendered as of the Expiration Date will be multiplied by the proration factor and rounded down to the nearest Liquidation Preference per Depositary Share for such series, such that the applicable Depositary Shares will be returned to the Holder in amounts equal to the applicable Liquidation Preference or integral multiples in excess thereof. No alternative, conditional or contingent tenders will be accepted.

Tender of Depositary Shares Held Through a Custodian. To effectively tender Depositary Shares that are held of record by a Custodian, the beneficial owner thereof must instruct such Custodian to tender the Depositary Shares on the beneficial owner’s behalf. Any beneficial owner of Depositary Shares held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Depositary Shares are held in DTC to tender Depositary Shares on such beneficial owner’s behalf.

If you own your Depositary Shares through a Custodian, it is likely that it has an earlier deadline for you to act to instruct it to accept the applicable Offer on your behalf. We recommend that you contact your Custodian to determine its applicable deadline. In addition, if your Custodian tenders the Depositary Shares on your behalf, your Custodian may charge you a fee for doing so. You should consult your Custodian to determine whether any charges will apply. We will pay any transfer taxes that may be due on our purchase of Depositary Shares pursuant to the Offers.

Book-Entry Delivery. Promptly after commencement of the Offer, the Tender Agent will establish one or more new accounts (or utilize existing accounts) with respect to the Depositary Shares at DTC for purposes of the Offers (to the extent such arrangements have not been made previously by the Tender Agent). Any financial institution that is a participant in DTC may make book-entry delivery of the Depositary Shares credited to such participant’s DTC account by causing DTC to transfer such Depositary Shares into the Tender Agent’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Depositary Shares may be effected through book-entry transfer into the Tender Agent’s account at DTC, such deposit must be accompanied by either:

•	an Agent’s Message; or

•

a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, and any other required documents that have been transmitted to and received by the Tender Agent at its address set forth on the back cover page of this Offer to Purchase before the Expiration Date.

Delivery of documents to DTC does not constitute delivery to the Tender Agent. The confirmation of a book-entry transfer into the Tender Agent’s account at DTC as described above is referred to as a “Book-Entry Confirmation.”

BofA Securities will make payment for Depositary Shares tendered and accepted for purchase in the Offers only after the Tender Agent receives a timely confirmation of the book-entry transfer of the Depositary Shares into the Tender Agent’s account at DTC, a properly completed and a duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal.

THE DEPOSITARY SHARES AND EITHER THE LETTER OF TRANSMITTAL OR AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE TENDER AGENT, AND NOT TO THE OFFEROR OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents is at the election and risk of the tendering Holder of Depositary Shares. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

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the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Depositary Shares) of the Depositary Shares tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•

the Depositary Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution” (an “Eligible Institution”), as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Instruction 1 of the Letter of Transmittal.

No Guaranteed Delivery. There are no guaranteed delivery procedures available with respect to the Offers under the terms of the Offer Documents. Holders must tender their Depositary Shares in accordance with the procedures set forth in this Section 3.

Return of Depositary Shares. In the event of proper withdrawal of tendered Depositary Shares, or proration or shares not accepted, the Tender Agent will credit the Depositary Shares to the appropriate account maintained by the tendering Holder of Depositary Shares at DTC, as applicable, without expense to the Holder of the Depositary Shares.

Determination of Validity; Rejection of Depositary Shares; Waiver of Defects; No Obligation to Give Notice of Defects. BofA Securities will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Depositary Shares. BofA Securities reserves the absolute right to reject any or all tenders of any Depositary Shares that it determines are not in proper form or the acceptance for purchase of or payment for which BofA Securities determines may be unlawful. BofA Securities also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Depositary Shares or any particular Holder of Depositary Shares. Unless you successfully challenge our determination, you will be bound by it. No tender of Depositary Shares will be deemed to have been properly made until the Holder of the Depositary Shares cures, or BofA Securities waives, all defects or irregularities. None of BofA Securities, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; BofA Securities’ Acceptance Constitutes an Agreement. A tender of Depositary Shares pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal will constitute the tendering Holder’s acceptance of the terms and conditions of the Offer, and the tendering Holder will thereby be deemed to have made the agreements with, and representations to BofA Securities, set forth in the Letter of Transmittal, including that (i) such Holder of Depositary Shares has the full power and authority to tender, sell, assign and transfer the tendered Depositary Shares and (ii) when the same are accepted for purchase by BofA Securities, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

BofA Securities’ acceptance for purchase of Depositary Shares tendered in the applicable Offer will constitute a binding agreement between the tendering Holder of such Depositary Shares and BofA Securities upon the terms and subject to the conditions of the Offers.

Such agreement will be governed by, and construed in accordance with, the laws of the State of New York. The valid tender of Depositary Shares will constitute the agreement of the Holder to deliver good and marketable title to all tendered Depositary Shares, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind and the same will not be subject to any adverse claim.

By executing and delivering a Letter of Transmittal or by validly tendering Depositary Shares in accordance with the procedures for book-entry delivery set forth above, a tendering Holder of Depositary Shares (i) sells, assigns and transfers to, or upon the order of, BofA Securities all right, title and interest in and to all of the Depositary Shares being tendered thereby and the Preferred Stock represented by such Depositary Shares and (ii) irrevocably appoints the Tender Agent the true and lawful agent and attorney-in-fact and proxy of the tendering Holder with respect to such Depositary Shares and such Preferred Stock with full power of substitution (such power of attorney and proxy being deemed to be an irrevocable power coupled with an interest) to the full extent of such Holder’s rights with respect to such Depositary Shares and such Preferred Stock (a) to transfer ownership of such Depositary Shares and Preferred Stock to, or upon the order of, BofA Securities, (b) to present such Depositary Shares for transfer on the books of BofA Securities and (c) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Depositary Shares and Preferred Stock, all in accordance with the terms and subject to the conditions of the Offers (with full knowledge that the Tender Agent also acts as the agent of BofA Securities).

Section 4. Withdrawal Rights

Holders of Depositary Shares may withdraw previously tendered Depositary Shares at any time prior to the Expiration Date. In addition, after the Expiration Date, Holders of Depositary Shares may withdraw their tendered Depositary Shares that are not accepted for purchase within 40 business days from the commencement of the Offers.

If you tendered your Depositary Shares by giving instructions to a Custodian, you must instruct the Custodian to arrange for the withdrawal of your Depositary Shares.

For a withdrawal to be effective, the Tender Agent must receive a written notice of withdrawal at its address set forth on the back cover page of this Offer to Purchase, or a properly transmitted “Request Message” through ATOP, prior to the Expiration Date or, if your Depositary Shares are not previously accepted for payment by BofA Securities, after the expiration of 40 business days after the commencement of the Offers. Any such notice of withdrawal not submitted through ATOP must specify the name of the tendering Holder of the Depositary Shares, the series and number of Depositary Shares that the Holder of Depositary Shares wishes to withdraw and the name of the registered Holder of the Depositary Shares and must be signed by the tendering Holder in the same manner as the participant’s name is signed on the Letter of Transmittal or is listed in the applicable Agent’s Message, as applicable, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such Depositary Shares. Any notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn Depositary Shares and must otherwise comply with DTC’s procedures.

In the event of proper withdrawal of tendered Depositary Shares, the Tender Agent will promptly credit the Depositary Shares to the appropriate account maintained by the tendering Holder of Depositary Shares at DTC without expense to the Holder of the Depositary Shares.

BofA Securities will determine all questions as to the validity, form and eligibility (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding on all parties, subject to a shareholder’s right to challenge such determination in a court of competent jurisdiction. None of Bank of America, BofA Securities, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A Holder of Depositary Shares may not rescind a withdrawal and BofA Securities will deem any Depositary Shares that a Holder of Depositary Shares validly withdraws not validly tendered for purposes of the Offers, unless the Holder of Depositary Shares properly re-tenders the withdrawn Depositary Shares before the Expiration Date by following one of the procedures described in Section 3, “Procedures for Tendering the Depositary Shares,” in this Offer to Purchase.

Your notice of withdrawal must comply with the requirements set forth in this Offer to Purchase and with DTC’s procedures.

If BofA Securities extends the Offers or delays its acceptance for payment of, or payment for, the Depositary Shares tendered in the Offers for any reason, then, without prejudice to BofA Securities’ rights under the Offers, the Tender Agent may retain tendered Depositary Shares, subject to Rule 13e-4 and Rule 14e-1 under the Exchange Act (which requires that a bidder making a tender offer must either pay the consideration offered for or return the Depositary Shares tendered promptly after the termination or withdrawal of the Offers).

Any Depositary Shares withdrawn will be deemed not to have been validly tendered for purposes of the Offers, and no consideration will be paid for them, unless the Depositary Shares so withdrawn are validly re-tendered and not validly withdrawn.

Validly withdrawn Depositary Shares may be re-tendered by following the procedures described in Section  3, “Procedures for Tendering,” in this Offer to Purchase, at any time prior to the Expiration Date.

Section 5. Purchase of Depositary Shares and Payment of Purchase Price; Return of Unpurchased Depositary Shares

Acceptance and Payment; Cancellation of Purchased Depositary Shares. Upon the terms and subject to the conditions of the Offers, on the Settlement Date, we will accept for purchase Depositary Shares in an aggregate Liquidation Preference amount that comes nearest to, but does not exceed, the Maximum Aggregate Purchase Amount. If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date and, after application of any applicable Series Caps and proration, exceeds the Maximum Aggregate Purchase Amount, BofA Securities will accept Depositary Shares of each series validly tendered in the numerical order of the Acceptance Priority Level of such series, with Acceptance Priority Level 1 being the highest priority level, and subject to the applicable Series Cap and to proration as set forth herein. We currently expect the Settlement Date to be December 13, 2022, or as it may be extended pursuant to these Offers.

For purposes of each Offer, BofA Securities will be deemed to have accepted for purchase, and therefore purchased, Depositary Shares that are validly tendered, only when, as and if it gives written notice to the Tender Agent of its acceptance of the Depositary Shares for purchase under such Offer.

BofA Securities will pay for Depositary Shares that it purchases under the Offers by depositing the aggregate purchase price for such Depositary Shares with DTC (or, with respect to Depositary Shares that are not held in book-entry form through DTC, with the Tender Agent), which will act as agent for tendering Holders of the Depositary Shares for the purpose of receiving payment from BofA Securities and transmitting payment to the tendering Holders of the Depositary Shares.

BofA Securities will pay all U.S. stock transfer taxes, if any, payable on the transfer to it of the Depositary Shares purchased under the Offers. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder, or

•	tendered Depositary Shares are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

BofA Securities has agreed to transfer the Depositary Shares that it acquires in the Offers to Bank of America. Bank of America will then submit (i) Depositary Shares other than Series 1 Depositary Shares and Series 5 Depositary Shares acquired pursuant to the Offers to Computershare, as depository under the applicable deposit agreement for such series, and (ii) Series 1 Depositary Shares and Series 5 Depositary Shares acquired pursuant to the Offers to BNYM, as depositary under the applicable deposit agreement for such series, in each case for cancellation of the receipts with respect to such Depositary Shares, and cancellation of the corresponding shares of the underlying Preferred Stock.

Shares of the corresponding series of Preferred Stock represented by purchased Depositary Shares, other than the Preferred Stock underlying Series 1 Depositary Shares and Series 5 Depositary Shares, will be retired and will return to the status of authorized but unissued shares of Preferred Stock without designation as to series. Shares of the corresponding series of Preferred Stock underlying the Series 1 Depositary Shares and the Series 5 Depositary Shares will be retired by Bank of America’s Board of Directors and returned to the status of authorized but unissued shares of Preferred Stock.

Return of Unpurchased Depositary Shares. If (i) the Offers expire or terminate and any of the Depositary Shares have not been accepted for purchase by us following the expiration or termination of the Offers or (ii) tendered Depositary Shares are not accepted due to proration, Acceptance Priority Levels, Series Caps and/or the Maximum Aggregate Purchase Amount, an invalid tender, or otherwise, the Holder of Depositary Shares that were not accepted for purchase will continue to own those Depositary Shares. In all such cases, the Tender Agent will, without expense to the Holder of the Depositary Shares, promptly return such Depositary Shares to the tendering Holder or, in the case of Depositary Shares delivered by the book-entry delivery procedures described in Section 3, “Procedures for Tendering,” in this Offer to Purchase, promptly credit those Depositary Shares to the appropriate account maintained by the tendering Holder of Depositary Shares at DTC.

Section 6. Conditions of the Offers

Notwithstanding any other provisions of the Offers and in addition to (and not in limitation of) our right to extend or amend the Offers, with respect to each Offer, we will not be required to accept for purchase or to pay for any validly tendered Depositary Shares, and, subject to applicable law, we may terminate such Offer, if any of the following conditions have not been satisfied or, if applicable, waived at or prior to the Expiration Date:

•

with respect to each Offer for the Listed Depositary Shares, we determine that there is a reasonable likelihood that the consummation of such Offer and the purchase of Depositary Shares of the series subject to such Offer will cause such Depositary Shares to be (i) delisted from the NYSE or (ii) eligible for deregistration under the Exchange Act (the “Continued Listing Condition”);

•

no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to such Offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

•

challenges the making of such Offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any manner, such Offer; or

•

in our reasonable judgment, could materially adversely affect our (or the Issuer’s) business, condition (financial or otherwise), results of operations, operations, properties, assets, liabilities or prospects;

•

there shall not have been any change or development that in our reasonable judgment that has had, or could reasonably be expected to have, a material adverse effect on us, or the Issuer and its subsidiaries, taken as a whole, or the businesses, condition (financial or otherwise) or prospects of us or the Issuer and its subsidiaries, taken as a whole; and

•

there shall not have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (c) a material escalation or commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, if the effect of any such event, in our reasonable judgment, makes it impracticable or inadvisable to proceed with such Offer, (d) any limitation, whether or not mandatory, by any governmental authority on, or other event in our reasonable judgment, having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (e) any decline in the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10% measured from the close of business on date hereof, (f) any significant increase in prevailing interest rates for offerings of debt securities in the United States, or (g) in the case of any of the foregoing existing at the time of the commencement of the Offers, a material acceleration or worsening thereof.

The foregoing conditions to the Offers are for our sole benefit and, unless we caused the circumstances giving rise to an applicable condition to occur, may be asserted by us in our sole discretion, acting reasonably, or may be waived by us, in our sole discretion, in whole or in part at any time and from time to time, prior to the Expiration Date. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding, subject to challenge in a court of competent jurisdiction. If any of the conditions referred to above are triggered, the Offeror will promptly notify Holders whether or not the triggered condition has been waived.

If any of the foregoing conditions to the Offers are not satisfied or waived at any time at or prior to the Expiration Date we may, subject to applicable law (but shall not be obligated to):

•	terminate such Offer and promptly return all tendered Depositary Shares subject to such Offer to the respective tendering Holders as provided herein with respect to such Offer;

•

modify, extend or otherwise amend such Offer and retain all tendered Depositary Shares subject to such Offer until the Expiration Date, as extended, subject, however, to any withdrawal rights of Holders with respect to such Offer; or

•

waive the unsatisfied conditions with respect to such Offer and accept all Depositary Shares (subject to the priorities described herein) validly tendered and not previously validly withdrawn pursuant to such Offer.

We also expressly reserve the right, in our sole discretion, at any time or from time to time, regardless of whether or not the conditions set forth above for each Offer shall have been satisfied, subject to applicable law, to extend the Expiration Date for such Offer or otherwise amend such Offer in any respect, in each case by giving written or oral notice of such extension or amendment to the Tender Agent.

Section 7. Historical Price Range of the Depositary Shares

The Listed Depositary Shares are traded on the NYSE. The Non-Listed Depositary Shares are not traded on any exchange, but instead are traded in the over-the-counter market.

The tables below, for each series of Listed Depositary Shares, set forth for the periods indicated, high and low reported sales prices per Depositary Share on the NYSE, and cash distributions per Depositary Share. The historical information for the Series PP Depositary Shares, the Series QQ Depositary Shares, the Series NN Depositary Shares and the Series SS Depositary Shares presented below does not span the entire period presented because these series were issued since the start of the such period; as such the sales price and cash distribution information for these series presented below begins on the applicable issue date.

Note that the market price for the Listed Depositary Shares includes accrued but unpaid dividends. Nonetheless, the Total Consideration for the Listed Depositary Shares of each series (other than the Post-Dividend Depositary Shares) is expressed as the sum of the Offer Price for such shares plus Accrued Dividends. Accordingly, when comparing the Total Consideration to be received in the applicable Offer for Listed Depositary Shares (other than the Post-Dividend Depositary Shares) to market prices, you should refer to the sum of the Offer Price and Accrued Dividends. Market prices for the Non-Listed Depositary Shares do not include accrued but unpaid dividends.

Series PP Depositary Shares (NYSE: BAC PrP)

As of November 9, 2022, there were outstanding 36,600,000 Series PP Depositary Shares. The Series PP Depositary Shares were issued on January 28, 2021. On November 9, 2022, the closing sales price of the Series PP Depositary Shares on the NYSE was $16.46.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 9, 2022)	$17.60	$16.06	$0.2578125
Third Quarter	$20.85	$17.22	$0.2578125
Second Quarter	$21.17	$17.26	$0.2578125
First Quarter	$25.28	$19.92	$0.2578125

Fiscal Year Ending December 31, 2021
Fourth Quarter	$25.72	$24.40	$0.2578125
Third Quarter	$26.35	$25.40	$0.2578125
Second Quarter	$26.16	$24.69	$0.2692708
First Quarter	$25.42	$24.35	—

Series QQ Depositary Shares (NYSE: BAC PrQ)

As of November 9, 2022, there were outstanding 52,000,000 Series QQ Depositary Shares. The Series QQ Depositary Shares were issued on October 26, 2021. On November 9, 2022, the closing sales price of the Series QQ Depositary Shares on the NYSE was $16.51.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 9, 2022)	$17.66	$16.31	—
Third Quarter	$20.47	$17.35	$0.2656250
Second Quarter	$21.51	$17.29	$0.2656250
First Quarter	$25.20	$20.31	$0.3276042

Fiscal Year Ending December 31, 2021
Fourth Quarter	$25.37	$24.70	—

Series NN Depositary Shares (NYSE: BAC PrO)

As of November 9, 2022, there were outstanding 44,000,000 Series NN Depositary Shares. The Series NN Depositary Shares were issued on October 29, 2020. On November 9, 2022, the closing sales price of the Series NN Depositary Shares on the NYSE was $17.33.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 9, 2022)	$18.58	$17.09	$0.2734375
Third Quarter	$21.39	$18.28	$0.2734375
Second Quarter	$21.52	$17.82	$0.2734375
First Quarter	$25.50	$20.79	$0.2734375

Fiscal Year Ending December 31, 2021
Fourth Quarter	$26.33	$24.77	$0.2734375
Third Quarter	$26.57	$25.80	$0.2734375
Second Quarter	$26.20	$24.92	$0.2734375
First Quarter	$26.34	$24.67	$0.2855903

Fiscal Year Ending December 31, 2020
Fourth Quarter	$26.55	$24.90	—

Series E Depositary Shares (NYSE: BAC PrE)

As of November 9, 2022, there were outstanding 12,690,607 Series E Depositary Shares. On November 9, 2022, the closing sales price of the Series E Depositary Shares on the NYSE was $18.49.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 9, 2022)	$19.38	$18.14	$—
Third Quarter	$22.35	$19.13	$0.25556
Second Quarter	$22.36	$18.85	$0.24722
First Quarter	$25.43	$21.50	$0.25556

Fiscal Year Ending December 31, 2021
Fourth Quarter	$25.62	$24.84	$0.25556
Third Quarter	$26.02	$25.21	$0.25556
Second Quarter	$25.68	$25.01	$0.24722
First Quarter	$25.44	$24.54	$0.25556

Fiscal Year Ending December 31, 2020
Fourth Quarter	$25.39	$24.55	$0.25556
Third Quarter	$25.05	$23.34	$0.25556
Second Quarter	$24.15	$20.04	$0.25000
First Quarter	$25.00	$17.72	$0.25556

Series 1 Depositary Shares (NYSE: BML PrG)

As of November 9, 2022, there were outstanding 3,928,867 Series 1 Depositary Shares. On November 9, 2022, the closing sales price of the Series 1 Depositary Shares on the NYSE was $18.42.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 9, 2022)	$19.08	$18.00	—
Third Quarter	$19.69	$18.01	$0.1875
Second Quarter	$19.90	$17.54	$0.1875
First Quarter	$23.96	$19.35	$0.1875

Fiscal Year Ending December 31, 2021
Fourth Quarter	$24.45	$22.94	$0.1875
Third Quarter	$24.48	$23.02	$0.1875
Second Quarter	$23.78	$21.69	$0.1875
First Quarter	$22.74	$21.42	$0.1875

Fiscal Year Ending December 31, 2020
Fourth Quarter	$22.57	$20.80	$0.1875
Third Quarter	$21.09	$18.80	$0.1875
Second Quarter	$19.93	$16.60	$0.1875
First Quarter	$23.30	$14.15	$0.1875

Series SS Depositary Shares (NYSE: BAC PrS)

As of November 9, 2022, there were outstanding 28,000,000 Series SS Depositary Shares. The Series SS Depositary Shares were issued on January 31, 2022. On November 9, 2022, the closing sales price of the Series SS Depositary Shares on the NYSE was $19.23.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 9, 2022)	$19.84	$18.49	—
Third Quarter	$22.62	$19.34	$0.2968750
Second Quarter	$23.13	$19.18	$0.3529514
First Quarter	$25.14	$22.05	—

Series LL Depositary Shares (NYSE: BAC PrN)

As of November 9, 2022, there were outstanding 52,400,000 Series LL Depositary Shares. On November 9, 2022, the closing sales price of the Series LL Depositary Shares on the NYSE was $19.77.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 9, 2022)	$20.85	$19.40	—
Third Quarter	$24.01	$20.47	$0.3125
Second Quarter	$24.18	$20.31	$0.3125
First Quarter	$26.54	$23.41	$0.3125

Fiscal Year Ending December 31, 2021
Fourth Quarter	$26.97	$25.78	$0.3125
Third Quarter	$27.42	$26.26	$0.3125
Second Quarter	$27.58	$26.67	$0.3125
First Quarter	$27.20	$25.64	$0.3125

Fiscal Year Ending December 31, 2020
Fourth Quarter	$27.44	$25.87	$0.3125
Third Quarter	$27.34	$25.36	$0.3125
Second Quarter	$25.26	$22.83	$0.3125
First Quarter	$26.80	$19.03	$0.3125

Series KK Depositary Shares (NYSE: BAC PrM)

As of November 9, 2022, there were outstanding 55,900,000 Series KK Depositary Shares. On November 9, 2022, the closing sales price of the Series KK Depositary Shares on the NYSE was $21.35.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 9, 2022)	$22.05	$20.79	—
Third Quarter	$25.29	$21.70	$0.3359375
Second Quarter	$25.09	$21.67	$0.3359375
First Quarter	$26.83	$24.75	$0.3359375

Fiscal Year Ending December 31, 2021
Fourth Quarter	$27.29	$26.15	$0.3359375
Third Quarter	$28.13	$26.69	$0.3359375
Second Quarter	$28.23	$27.00	$0.3359375
First Quarter	$27.31	$25.90	$0.3359375

Fiscal Year Ending December 31, 2020
Fourth Quarter	$27.69	$26.46	$0.3359375
Third Quarter	$27.50	$25.87	$0.3359375
Second Quarter	$26.38	$23.64	$0.3359375
First Quarter	$27.33	$19.94	$0.3359375

Series 5 Depositary Shares (NYSE: BML PrL)

As of November 9, 2022, there were outstanding 16,867,080 Series 5 Depositary Shares. On November 9, 2022, the closing sales price of the Series 5 Depositary Shares on the NYSE was $18.46.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 9, 2022)	$19.78	$18.24	—
Third Quarter	$23.13	$19.38	$0.25556
Second Quarter	$21.82	$19.00	$0.24722
First Quarter	$25.30	$21.36	$0.25556

Fiscal Year Ending December 31, 2021
Fourth Quarter	$25.88	$24.50	$0.25556
Third Quarter	$25.81	$25.15	$0.25556
Second Quarter	$25.67	$25.06	$0.24722
First Quarter	$25.15	$24.07	$0.25556

Fiscal Year Ending December 31, 2020
Fourth Quarter	$25.12	$24.44	$0.25556
Third Quarter	$25.04	$21.82	$0.25556
Second Quarter	$22.91	$18.66	$0.25000
First Quarter	$24.88	$16.66	$0.25556

Series HH Depositary Shares (NYSE: BAC PrK)

As of November 9, 2022, there were outstanding 34,160,000 Series HH Depositary Shares. On November 9, 2022, the closing sales price of the Series HH Depositary Shares on the NYSE was $23.20.

	High	Low	Cash Distributions
Fiscal Year Ending December 31, 2022
Fourth Quarter (through November 9, 2022)	$23.93	$22.88	$0.3671875
Third Quarter	$25.68	$23.37	$0.3671875
Second Quarter	$25.50	$23.40	$0.3671875
First Quarter	$26.38	$25.35	$0.3671875

Fiscal Year Ending December 31, 2021
Fourth Quarter	$27.23	$26.32	$0.3671875
Third Quarter	$27.64	$27.00	$0.3671875
Second Quarter	$27.96	$26.90	$0.3671875
First Quarter	$27.49	$26.37	$0.3671875

Fiscal Year Ending December 31, 2020
Fourth Quarter	$28.09	$26.89	$0.3671875
Third Quarter	$27.53	$26.29	$0.3671875
Second Quarter	$27.00	$24.94	$0.3671875
First Quarter	$27.66	$22.01	$0.3671875

Section 8. Source and Amount of Funds

BofA Securities expects to use cash on hand to pay the aggregate total consideration payable by it for Depositary Shares purchased in the Offers, including, if applicable, Accrued Dividends and the fees and expenses incurred by it in connection therewith. Bank of America has agreed to acquire from BofA Securities the Depositary Shares purchased by BofA Securities in the Offers.

If Offers are fully subscribed within the Acceptance Priority Levels 1 and 2, and BofA Securities accepts $911 million aggregate Liquidation Preference of Series PP Depositary Shares and $589 million aggregate Liquidation Preference of Series QQ Depositary Shares, in each case that are validly tendered as of the Expiration Date, and assuming the Settlement Date for the Offers is December 13, 2022, BofA Securities will pay approximately $1.04 billion, excluding fees and expenses, to purchase such Depositary Shares validly tendered in the Offers. Because the Offer Price and Accrued Dividends payable for Depositary Shares of different series that are purchased in the Offers differs, the actual amount that BofA Securities will pay may be higher or lower than the amount estimated in the preceding sentence, depending on the levels of participation by Holders of Depositary Shares of different series and application of the Acceptance Priority Levels, Series Caps and/or Maximum Aggregate Purchase Amount.

Section 9. Certain Information Concerning BofA Securities and Bank of America

BofA Securities, Inc. BofA Securities, Inc., the Offeror in the Offers, is a Delaware corporation and a wholly owned indirect subsidiary of Bank of America, which is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services.

BofA Securities, Inc. together with its affiliates, acts as a broker (i.e., agent) for corporate, institutional, government, and other clients and as a dealer (i.e., principal) in the purchase and sale of corporate debt and equity securities, U.S. Government securities, and U.S. Government agency obligations. BofA Securities, Inc. also acts as a broker and/or a dealer in the purchase and sale of money market instruments, high yield bonds, municipal securities, financial futures contracts and options, cleared swaps and other financial instruments, including collateralized debt obligations and collateralized mortgage obligations. BofA Securities, Inc. has memberships and/or third-party clearing relationships with all major commodity and financial futures exchanges and clearing associations in the U.S. and also carries positions reflecting trades executed on exchanges outside of the U.S. through affiliates and/or third-party clearing brokers. As an investment banking entity, BofA Securities, Inc. provides corporate, institutional, and government clients with a wide variety of financial services, including underwriting the sale of securities to the public, structured and derivative financing, private placements, mortgage and lease financing and financial advisory services, including advice on mergers and acquisitions. BofA Securities, Inc. is registered as a broker-dealer and investment advisor with the SEC and a member firm of the Financial Industry Regulatory Authority, Inc., the New York Stock Exchange, and other exchanges.

The principal executive offices of BofA Securities, Inc. are located at One Bryant Park, New York, New York 10036, U.S.A. and its telephone number at this location is (212) 670-0454.

Bank of America Corporation. Bank of America is a Delaware corporation, a bank holding company, and a financial holding company. Through various bank and nonbank subsidiaries throughout the United States and in international markets, Bank of America provides a diversified range of banking and nonbank financial services and products.

Bank of America’s principal executive offices are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and its telephone number is (704) 386-5681.

Additional Information. Bank of America files annual, quarterly, and current reports, proxy statements and other information with the SEC. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Bank of America has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the Offers. Bank of America’s SEC filings are available at the SEC’s website, www.sec.gov.

Incorporation by Reference. The following documents that Bank of America has filed with the SEC are incorporated into this Offer to Purchase by reference:

•	Bank of America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	Bank of America’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022; and

•

Bank of America’s Current Reports on Form 8-K dated January 19, 2022, January 25, 2022, January 31, 2022, February 4, 2022, February 25, 2022, April 18, 2022, April 22, 2022, April 27, 2022, July 18, 2022, September 14, 2022, October 7, 2022 and October 17, 2022 (in each case, other than documents or information that is furnished but deemed not to have been filed).

Any statement contained in a document incorporated or considered to be incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Offer to Purchase. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC. Bank of America will provide to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Offer to Purchase, other than exhibits to such documents that are not specifically incorporated by reference into this Offer to Purchase.

A copy of any filings referred to above, may be requested, at no cost, by contacting us at the following address or telephone number:

Bank of America Corporation

Fixed Income Investor Relations

100 North Tryon Street

Charlotte, North Carolina 28255-0065

1-866-607-1234

The Schedule TO to which this Offer to Purchase relates does not permit forward incorporation by reference. If a material change occurs in the information set forth in this Offer to Purchase, the Schedule TO will be amended accordingly.

Section 10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Depositary Shares.

Except as described below, neither Bank of America nor any of its majority-owned subsidiaries, nor, to the best of Bank of America’s knowledge after reasonable inquiry, any of its associates, executive officers or directors or any associates or majority-owned subsidiaries of such persons, beneficially owns any Depositary Shares.

•

As of November 9, 2022, Bruce R. Thompson, Vice Chair, Head of Enterprise Credit, beneficially owned 60,000 Series NN Depositary Shares and 40,000 Series LL Depositary Shares, which shares are eligible to be tendered in the applicable Offers. The Series NN Depositary Shares and Series LL Depositary Shares beneficially owned by Mr. Thompson constitute less than 1% of the number of the Depositary Shares of each such series of Depositary Shares outstanding as of the date of this Offer to Purchase.

•

As of November 9, 2022, BofA Securities beneficially owned, either directly or indirectly the following Depositary Shares: 13,612 Series QQ Depositary Shares and 11,740 Series LL Depositary Shares. From time to time in the ordinary course of its business, BofA Securities enters into repurchase agreements with respect to certain of such Depositary Shares.

Except as described in the preceding bullet and below, based on Bank of America’s records and on information provided to it by its executive officers and directors, neither Bank of America nor any of its majority-owned subsidiaries nor, to the best of Bank of America’s knowledge, any of its associates, executive officers or directors, nor any of its subsidiaries’ executive officers or directors, have effected any transactions involving the Depositary Shares during the 60 days prior to the date of this Offer to Purchase.

The following tables show market-making transactions executed by BofA Securities, the Offeror in the Offers, and an indirect, wholly owned subsidiary of Bank of America, with respect to the Depositary Shares in the 60 days prior to the date of this Offer to Purchase.

Series QQ Depositary Shares

Settlement Date	Purchase/Sale	Number of Depositary Shares	Price
11/3/2022	Buy	800	$16.75
11/3/2022	Sell	23	$16.64
11/3/2022	Sell	20	$16.64
11/3/2022	Sell	4	$16.64
11/3/2022	Sell	7	$16.64
11/3/2022	Sell	21	$16.64
11/3/2022	Sell	4	$16.64
11/3/2022	Sell	1	$16.64
11/3/2022	Sell	8	$16.64
11/3/2022	Sell	40	$16.64
11/3/2022	Sell	16	$16.64
11/3/2022	Sell	40	$16.64
11/3/2022	Sell	44	$16.64
11/3/2022	Sell	20	$16.64
11/3/2022	Sell	4	$16.64
11/3/2022	Sell	4	$16.64
11/3/2022	Buy	800	$16.75
11/3/2022	Sell	800	$16.75

Series RR Depositary Shares

Settlement Date	Purchase/Sale	Number of Depositary Shares	Price
10/21/2022	Sell	725	$796.88
11/3/2022	Buy	850	$812.10

Series MM Depositary Shares

Settlement Date	Purchase/Sale	Number of Depositary Shares	Price
10/18/2022	Buy	100	$843.41
10/18/2022	Sell	100	$843.41
11/7/2022	Sell	4,000	$839.90
11/7/2022	Buy	4,000	$839.90
11/7/2022	Sell	4,000	$839.90
11/14/2022	Buy	4	$837.50

Series FF Depositary Shares

Settlement Date	Purchase/Sale	Number of Depositary Shares	Price
9/16/2022	Sell	1,500	$896.88
9/20/2022	Buy	20	$910.00
9/20/2022	Sell	20	$910.00
10/5/2022	Buy	90	$869.96
10/5/2022	Sell	90	$869.96
10/7/2022	Buy	500	$876.20
10/7/2022	Sell	500	$876.20
10/12/2022	Buy	10,000	$850.00
10/12/2022	Sell	10,000	$850.00
10/14/2022	Buy	60	$861.20
10/14/2022	Sell	60	$861.20
10/14/2022	Sell	705	$850.00
10/19/2022	Sell	4,345	$838.75
10/19/2022	Buy	4,345	$838.75
11/2/2022	Sell	2,509	$864.00
11/2/2022	Buy	2,509	$864.00
11/2/2022	Sell	2,509	$864.00
11/2/2022	Buy	1,900	$862.62
11/3/2022	Buy	2,145	$862.81
11/8/2022	Sell	20	$864.80
11/8/2022	Buy	20	$864.80
11/8/2022	Sell	20	$864.80
11/9/2022	Sell	500	$857.50
11/9/2022	Sell	1,016	$854.38
11/10/2022	Sell	500	$869.90
11/10/2022	Buy	500	$869.90
11/10/2022	Sell	500	$869.90

Series JJ Depositary Shares

Settlement Date	Purchase/Sale	Number of Depositary Shares	Price
9/16/2022	Sell	51	$962.50
10/20/2022	Buy	51	$949.83

In addition, in the ordinary course of its business, Merrill Lynch, Pierce, Fenner & Smith Incorporated, an indirect, wholly owned subsidiary Bank of America, has acquired temporary positions in Depositary Shares in connection with the execution and facilitation of customer orders in the 60 days prior to the date of this Offer to Purchase.

BofA Securities and Bank of America have entered into a Tender Agreement, dated as of November 10, 2022 (the “Tender Agreement”), pursuant to which Bank of America has agreed to acquire from BofA Securities the Depositary Shares purchased by BofA Securities in the Offers, to pay BofA Securities a fee for its services as the Offeror in the Offers, to reimburse BofA Securities for certain expenses incurred in conducting the Offers and to indemnify BofA Securities with respect to certain matters in connection with the Offers.

Bank of America is a party to the following deposit agreements with respect to the Depositary Shares of the series indicated below, pursuant to which shares of the applicable series of Preferred Stock were deposited with

Computershare and the Depositary Shares, representing fractional interests in such shares of Preferred Stock were issued:

•

Deposit Agreement, dated as of October 30, 2006, by and among Bank of America, Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A. (collectively as Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series E Depositary Shares);

•

Deposit Agreement, dated as of March 14, 2018, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series FF Depositary Shares);

•

Deposit Agreement, dated as of July 23, 2018, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series HH Depositary Shares);

•

Deposit Agreement, dated as of June 19, 2019, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series JJ Depositary Shares);

•

Deposit Agreement, dated as of June 24, 2019, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series KK Depositary Shares);

•

Deposit Agreement, dated as of September 16, 2019, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series LL Depositary Shares);

•

Deposit Agreement, dated as of January 23, 2020, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series MM Depositary Shares);

•

Deposit Agreement, dated as of October 28, 2020, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series NN Depositary Shares);

•

Deposit Agreement, dated as of January 27, 2021, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series PP Depositary Shares);

•

Deposit Agreement, dated as of October 25, 2021, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series QQ Depositary Shares);

•

Deposit Agreement, dated as of January 24, 2022, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series RR Depositary Shares); and

•

Deposit Agreement, dated as of January 28, 2022, by and among Bank of America, Computershare Inc. and Computershare Trust Company, N.A. (together, the Depository), and the holders from time to time of the depositary receipts described therein (relating to the Series SS Depositary Shares).

In addition, pursuant to an Assignment, Assumption and Amendment Agreement by and among Bank of America, Merrill Lynch & Co., Inc. (“Merrill Lynch”), and The Bank of New York Mellon Corporation, as Depositary (“BNYM”), dated December 31, 2008, Bank of America assumed the obligations of Merrill Lynch under the following deposit agreements related to the Series 1 Depositary Shares and the Series 5 Depositary Shares:

•

Deposit Agreement, dated as of November 1, 2004, by and among Merrill Lynch, The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Depositary, and the holders from time to time of the depositary receipts described therein (relating to the Series 1 Depositary Shares); and

•

Deposit Agreement, dated as of March 20, 2007, by and among Merrill Lynch, The Bank of New York Mellon (as successor to The Bank of New York), as Depositary, and the holders from time to time of the depositary receipts therein (relating to the Series 5 Depositary Shares).

Except as described above and in the documents incorporated by reference in Section 9, “Certain Information Concerning BofA Securities and Bank of America,” in this Offer to Purchase, neither Bank of America nor, to the best of its knowledge, any of its directors or executive officers is a party to any agreement, arrangement or understanding with any other person with respect to any of Bank of America’s securities, including any agreement, arrangement or understanding concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Effects of the Offers on the Market for the Depositary Shares

The Depositary Shares purchased by BofA Securities in the Offers will be transferred to Bank of America pursuant to the Tender Agreement. The Preferred Stock underlying the Depositary Shares purchased by Bank of America from BofA Securities, other than the Preferred Stock underlying such Series 1 Depositary Shares and Series 5 Depositary Shares, will be retired and will return to the status of authorized but unissued shares of Preferred Stock without designation as to series. The Preferred Stock underlying the Series 1 Depositary Shares and the Series 5 Depositary Shares purchased by Bank of America from BofA Securities will be retired by Bank of America’s Board of Directors and returned to the status of authorized but unissued shares of Preferred Stock.

If the Offers are completed, the number of Depositary Shares that are available to be publicly traded will be reduced. Depending on the amount of Depositary Shares of any series that are accepted in the applicable Offer, the trading market for the Depositary Shares of that series that remain outstanding after the Offer may be more limited. A reduced trading volume for a series of Depositary Shares may decrease the price and increase the volatility of the trading price of the Depositary Shares of such series that remain outstanding following the completion of the applicable Offer.

As a result of the Series Caps and the Continued Listing Condition, it is expected that, regardless of the results of the Offers, the Listed Depositary Shares will continue to qualify to be listed on the NYSE.

From time to time after the tenth business day following the Expiration Date or other termination of the Offers, to the extent permitted by applicable law, Bank of America or its affiliates, including the Offeror, may acquire Depositary Shares that remain outstanding, whether or not the Offers are consummated, through redemptions or through tender offers, exchange offers, open market or privately negotiated purchases or otherwise, upon such terms and at such prices as may be determined, which may be more or less than the applicable Total Consideration paid pursuant to the Offers, and could be paid in cash or other consideration. In addition, Bank of America may, subject to certain conditions, redeem the Preferred Stock underlying Depositary Shares of one or more series, which would result in the redemption of such Depositary Shares. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Bank of America may pursue. Whether Bank of America or its affiliates make additional acquisitions of Depositary Shares of a series in the future will depend on many factors, including, without limitation, the business and market conditions at the time, including the price of the Depositary Shares, and such other factors as Bank of America or its affiliates may consider relevant.

Section 12. Legal Matters; Regulatory Approvals

Neither BofA Securities nor Bank of America is aware of any license or regulatory permit that appears material to the business of either that might be adversely affected by the acquisition of Depositary Shares as contemplated by the Offers or pursuant to the Tender Agreement or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Depositary Shares by BofA Securities as contemplated by the Offers or by Bank of America pursuant to the Tender Agreement. Should any approval or other action be required, BofA Securities or Bank of America, as applicable, presently contemplates that it will seek that approval or other action. BofA Securities is unable to predict whether it will be required to delay the acceptance for purchase of or payment for Depositary Shares tendered under the Offers pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the business, results of operations and/or financial condition of BofA Securities or Bank of America. The obligations of BofA Securities under the Offers to accept for purchase and pay for Depositary Shares are subject to conditions. See Section 6, “Conditions of the Offers,” in this Offer to Purchase.

Section 13. Certain Material U.S. Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences relating to the Offers to tendering U.S. Holders and Non-U.S. Holders (each as defined below, and together, in the discussion below, “Holders”). The Offers will have no U.S. federal income tax consequences to the Holders that do not tender any Depositary Shares in the Offers. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. We or the Issuer have not sought, nor do we or the Issuer expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of the Depositary Shares to us pursuant to the Offers or that any such position would not be sustained.

This discussion addresses tax consequences only to tendering Holders who hold their Depositary Shares as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Holders in light of their particular circumstances and does not apply to Holders that are subject to special rules under the U.S. federal income tax laws (such as, for example, banks or other financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold the Depositary Shares as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, or investors in such pass-through entities, or persons that acquired their Depositary Shares through the exercise of employee stock options or otherwise as compensation.

This summary does not address any state, local or non-U.S. tax consequences of participating in the Offers, nor does it address any alternative minimum tax considerations, any Medicare tax consequences or any U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to U.S. federal income tax. You should consult your own tax advisor with regard to the application of the U.S. federal income, estate and gift tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of the Depositary Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a domestic corporation or (iii) an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, a “Non-U.S. Holder” means a beneficial owner of the Depositary Shares that is for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds or beneficially owns Depositary Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership that holds or beneficially owns the Depositary Shares, then you should consult your own tax advisor.

Tax Consequences to U.S. Holders.

A sale of the Depositary Shares for cash pursuant to the Offers will be treated as a redemption of the stock of the Issuer for U.S. federal income tax purposes. A U.S. Holder who participates in the Offers will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Depositary Shares or as receiving a distribution from the Issuer with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such broker or paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment in your circumstances, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment. Under Section 302 of the Code, a sale of the Depositary Shares for cash by a U.S. Holder pursuant to the Offers will be treated as a “sale or exchange” of the Depositary Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Depositary Shares held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s equity interest in the Issuer, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of the Depositary Shares by a U.S. Holder pursuant to the Offers will result in a “complete termination” if, after the sale, either (i) the U.S. Holder no longer owns any of the Issuer’s outstanding preferred or common stock (either actually or constructively) or (ii) the U.S. Holder no longer actually owns any of the Issuer’s outstanding preferred or common stock and, with respect to any stock constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Depositary Shares by a U.S. Holder pursuant to the Offers will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Issuer. Whether a U.S. Holder of the Depositary Shares meets this test will depend on the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of the Depositary Shares tendered by such Holder and each of the other Holders of the Depositary Shares.

The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Depositary Shares), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion may apply where any other stock held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common stock that such U.S. Holder actually owns, but also stock that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code a U.S. Holder may constructively own stock actually owned, and in some cases constructively owned, by certain related individuals and entities as well as stock that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of preferred or common stock by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of stock that may be integrated with such U.S. Holder’s sale of the Depositary Shares to the Offeror pursuant to the Offers.

Each U.S. Holder should be aware that, because proration may occur in the Offers, even if all the Depositary Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offers, fewer than all of these shares may be purchased by the Offeror. Thus, proration may affect whether the sale of the Depositary Shares by a U.S. Holder pursuant to the Offers will be treated as a “sale or exchange.”

If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received (including cash received that is attributable to accrued but undeclared dividends, but excluding cash attributable to declared but unpaid dividends, which would be taxable in the manner described below under “— Distribution Treatment”) and such U.S. Holder’s tax basis in the Depositary Shares tendered. Generally, a U.S. Holder’s tax basis for the Depositary Shares tendered will be equal to the cost of the Depositary Shares to the U.S. Holder, less any prior distributions treated as a return of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Depositary Shares exceeds one year as of the date of the sale pursuant to the Offers. In the case of a non-corporate U.S. Holder, long-term capital gain on the Depositary Shares held for more than one year is currently subject to a reduced rate of tax. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Depositary Shares (i.e., the Depositary Shares acquired by the U.S. Holder at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of the Depositary Shares it wishes to tender in the event that less than all of its Depositary Shares are tendered.

Distribution Treatment. If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Depositary Shares pursuant to the Offers will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offers will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining stock. The distribution is expected to be treated as a dividend since the Issuer is expected to have sufficient current and accumulated earnings and profits, as determined under U.S. federal income tax principles.

Any distribution treated as a dividend will generally constitute “qualified dividend income” that in the case of non-corporate U.S. Holders is subject to the rates applicable to long-term capital gains, provided certain holding period requirements are met. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (i) whether a dividends-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their Depositary Shares.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Depositary Shares exchanged. Such tax basis will be added to the remaining stock owned by the U.S. Holder; however, where the remaining stock owned consist of more than one class (e.g., common and preferred stock), it is unclear how to allocate such tax basis among the remaining stock. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Depositary Shares may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

Tax Consequences to Non-U.S. Holders

Sale or Exchange Treatment. Subject to the discussion below concerning effectively connected income and FATCA and the discussion concerning backup withholding in Section 1 above, if a Non-U.S. Holder satisfies either of the Section 302 tests described above, such Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale of Depositary Shares pursuant to the Offers (except to the extent of any cash attributable to declared but unpaid dividends, which would be treated as a distribution that is subject to the rules set forth under “—Distribution Treatment” below), unless (i) the Issuer is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the relevant statutory period and the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of the sale, more than 5% of the applicable Depositary Shares and the Non-U.S. Holder is not eligible for any treaty exemption; (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, in which case the Non-U.S. Holder will be subject to tax as and to the extent described below; or (iii) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax on such gain (net of certain U.S.-source capital losses). The Issuer does not believe that it currently is, or has been, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if income or gain on the Depositary Shares is effectively connected with the conduct of such trade or business, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—Tax Consequences to U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise. In that event, such Non-U.S. Holder should consult its tax advisor with respect to other U.S. tax consequences of disposing of the Depositary Shares pursuant to the Offers, including, if the Non-U.S. Holder is a foreign corporation, the possible imposition of a branch profits tax on the Non-U.S. Holder’s effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

Although a Non-U.S. Holder may satisfy one of the Section 302 tests described above, if a broker or other paying agent is unable to determine whether sale or exchange treatment should apply to such Non-U.S. Holder, such paying agent may be required to report the transaction as resulting in a distribution for U.S. federal income tax purposes that is made out of the Issuer’s current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount the Non-U.S. Holder receives, as described below under “—Distribution Treatment”). In that case, the Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder satisfies one of the Section 302 tests described above. Backup withholding (see Section 1 “Terms of the Offers; Number of Depositary Shares; Expiration Date,” in this Offer to Purchase) generally will not apply to amounts subject to the withholding tax described below.

Distribution Treatment. If a Non-U.S. Holder does not satisfy either of the Section 302 tests described above, the full amount such Non-U.S. Holder receives will be treated as a distribution with respect to the Non-U.S. Holder’s stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of the Depositary Shares will be determined in the manner described above for U.S. Holders (see discussion under “—U.S. Holders—Distribution Treatment”). Subject to the discussion below concerning effectively connected income, to the extent that amounts a Non-U.S. Holder receives are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable tax treaty. To obtain a reduced rate of withholding under a tax treaty, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable tax treaty.

If income or gain on the Depositary Shares is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States), (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise, and (ii) Non-U.S. Holders will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, Non-U.S. Holders should consult their tax advisor with respect to other U.S. tax consequences of disposing of the Depositary Shares in the Offers, including, if a Non-U.S. Holder is a foreign corporation, the possible imposition of a branch profits tax on the Non-U.S. Holder’s effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

FATCA. Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on dividend payments to a Non-U.S. Holder or to certain foreign financial institutions, investment funds and other non-U.S.

persons receiving payments on the Non-U.S. Holder’s behalf if the Non-U.S. Holder or such persons fail to comply with certain information reporting requirements. As discussed above, a paying agent or other broker may treat amounts paid to Non-U.S. Holders pursuant to the Offers as dividends for U.S. federal income tax purposes and amounts (if any) that are attributable to declared but unpaid dividends will generally be treated as dividends for U.S. tax purposes. Accordingly, amounts that a Non-U.S. Holder receives pursuant to the Offers could be subject to FATCA withholding if the Non-U.S. Holder subject to the FATCA information reporting requirements and fail to comply with them or if the Non-U.S. Holder holds Depositary Shares through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to such Non-U.S. Holder would not otherwise have been subject to FATCA withholding). In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. As a result, a Non-U.S. Holder generally will not be subject to the FATCA withholding tax (other than potentially with respect to amounts attributable to declared but unpaid dividends) if such Non-U.S. Holder properly establishes that its sale of the Depositary Shares pursuant to the Offers is treated as a sale or exchange for U.S. federal income tax purposes. Non-U.S. Holders should consult their tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Information Reporting and Backup Withholding

See Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date,” in this Offer to Purchase with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offers.

Section 14. Certain Financial Information

Historical Financial Information. Bank of America incorporates by reference in this Offer to Purchase the financial statements and notes thereto included in Item 8 of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 22, 2022, and Item 1 of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the SEC on October 28, 2022. You should refer to Section 9 herein, “Certain Information Concerning Bank of America,” for instructions on how you can review and obtain copies of Bank of America’s SEC filings, including filings that contain its financial statements.

Summary of Historical Consolidated Financial Data. The following table sets forth summary data from the consolidated balance sheets and consolidated statements of operations of Bank of America as of and for the nine months ended September 30, 2022 and September 30, 2021 and the years ended December 31, 2021 and December 31, 2020. Year-end financial data has been derived from, and should be read in conjunction with, Bank of America audited consolidated financial statements and the related notes filed as part of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Data as of and for the nine months ended September 30, 2022 and September 30, 2021 is derived from, and should be read in conjunction with, Bank of America unaudited consolidated financial statements and related notes filed as part of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022. The interim financial information included herein is unaudited, but in the opinion of management, such financial information includes all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Bank of America’s financial results for the interim periods presented. The interim results included herein should not be taken as indicative of results that may be expected for future interim periods or the full year.

Selected Summary Consolidated Balance Sheets

(Dollars in millions, except per share data)

	At September 30,		At December 31,
	2022	2021	2021	2020
Cash and cash equivalents	$204,976	$279,854	$348,221	$380,463
Federal funds sold and securities borrowed or purchased under agreements to resell	275,247	261,934	250,720	304,058
Trading account assets	293,458	288,566	247,080	198,854
Total debt securities	879,958	968,617	982,627	684,850
Loans and leases, net of allowance	1,020,164	914,581	966,737	909,059
Total assets	3,072,953	3,085,446	3,169,495	2,819,627
Total deposits	1,938,097	1,964,804	2,064,446	1,795,480
Federal funds purchased and securities loaned or sold under agreements to repurchase	215,627	207,428	192,329	170,323
Trading account liabilities	84,768	112,217	100,690	71,320
Long-term debt	269,122	278,621	280,117	262,934
Total liabilities	2,803,429	2,812,982	2,899,429	2,546,703
Preferred stock	29,134	23,441	24,708	24,510
Common stock and additional paid-in capital	59,460	69,612	62,398	85,982
Retained earnings	201,957	183,007	188,064	164,088
Accumulated other comprehensive income (loss)	(21,027)	(3,596)	(5,104)	(1,656)
Total shareholders’ equity	269,524	272,464	270,066	272,924

Selected Summary Consolidated Statements of Operations

(Dollars ln millions, except per share data)

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
Net interest income	$37,781	$31,524	$42,934	$43,360
Noninterest income	32,637	35,529	46,179	42,168

Total revenue, net of interest expense	70,418	67,053	89,113	85,528
Provision for credit losses	1,451	(4,105)	(4,594)	11,320
Noninterest expense	45,895	45,000	59,731	55,213

Income before income taxes	23,072	26,158	33,976	18,995
Income taxes	2,676	1,193	1,998	1,101

Net income	20,396	24,965	31,978	17,894
Preferred stock dividends	1,285	1,181	1,421	1,421

Net income applicable to common shareholders	19,111	23,784	30,557	16,473

Earnings per share	$2.35	$2.77	$3.60	$1.88
Diluted Earnings per share	2.34	2.75	3.57	1.87

Book Value Per Share. The book value per share of Bank of America common stock as of September 30, 2022 was $29.96.

Section 15. Accounting Treatment

Bank of America will derecognize the net carrying amount of the Depositary Shares, representing shares of non-cumulative Preferred Stock (currently recorded as stockholders’ equity), tendered for cash consideration. The excess of the carrying amount of the Preferred Stock retired over of the cash consideration paid will result in an increase to net income available to common shareholders and earnings per share. The excess of the net carrying amount over the cash consideration paid will be recorded in additional paid-in capital.

Section 16. Extensions of the Offers; Termination; Amendment

With respect to any Offer, BofA Securities expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6, “Conditions of the Offers,” in this Offer to Purchase, shall have occurred or shall be deemed by BofA Securities to have occurred, to extend the period of time during which such Offer is open and thereby delay acceptance for purchase of, and payment for, any Depositary Shares of a given series by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. BofA Securities also expressly reserves the right to terminate any Offer and not accept for purchase or pay for any Depositary Shares not theretofore accepted for purchase or paid for or, subject to applicable law, to postpone payment for Depositary Shares upon the occurrence of any of the conditions specified in Section 6, “Conditions of the Offers,” in this Offer to Purchase by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. BofA Securities’ reservation of these rights to delay payment for Depositary Shares of a given series that it has accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that BofA Securities must pay the consideration offered or return the Depositary Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, BofA Securities further reserves the right, regardless of whether any of the events set forth in Section 6, “Conditions of the Offers,” in this Offer to Purchase, shall have occurred or shall be deemed by BofA Securities to have occurred, to amend any Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in such Offer to holders of Depositary Shares or by decreasing or increasing the number of Depositary Shares being sought in such Offer. Amendments to any Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under any Offer will be disseminated promptly to holders of Depositary Shares in a manner reasonably designed to inform holders of Depositary Shares of the change. Without limiting the manner in which BofA Securities may choose to make a public announcement, except as required by applicable law, BofA Securities shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire.

If BofA Securities materially changes the terms of any Offer or the information concerning such Offer, BofA Securities will extend such Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. If:

•

BofA Securities (i) increases or decreases the price to be paid for any series of the Depositary Shares or (ii) decreases the Maximum Aggregate Purchase Amount of Depositary Shares that it may purchase in the Offer, and

•

such Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 16, the Offer will be extended until the expiration of such ten business day period.

Section 17. Fees and Expenses

BofA Securities, Inc. will act as the Offeror, and D.F. King & Co., Inc. will act as the Tender Agent and the Information Agent, in connection with the Offers. Bank of America has agreed to pay BofA Securities a fee for its services as Offeror in connection with the Offers. Bank of America has agreed to pay the Tender Agent and the Information Agent customary fees for their services in connection with the Offers, as well as related expenses. Bank of America has also agreed to indemnify the Tender Agent and the Information Agent, and Bank of America has agreed to indemnify BofA Securities, against certain liabilities, including liabilities under the U.S. federal securities laws. Bank of America and BofA Securities will not pay any fees or commissions to any broker, dealer or other person other than the Tender Agent and the Information Agent, in connection with the solicitation of tenders of Depositary Shares pursuant to the Offers. Bank of America or BofA Securities, will, however, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding this document and related materials to their clients.

The Offeror is an affiliate of Bank of America and has provided in the past and is currently providing other investment and financial advisory and other services to Bank of America. Bank of America expects that the Offeror and its affiliates will continue to provide such services to it for which they are expected to receive customary compensation.

Neither of the Tender Agent or the Information Agent assumes any responsibility for the accuracy or completeness of the information contained in this document or for our failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

In connection with the Offers, directors, officers and regular employees of BofA Securities (who will not be specifically compensated for such services) may solicit tenders of Depositary Shares by use of the mail, personally or by telephone.

At any given time, subject to applicable law, the Offeror may trade in the Depositary Shares or other securities of Bank of America for its own account or for the accounts of customers, and accordingly, may hold a long or a short position in the Depositary Shares or such other securities.

Each Retail Processing Dealer that successfully processes tenders of Listed Depositary Shares of a series from the retail beneficial owner will be eligible to receive a fee (the “Retail Processing Fee”) from BofA Securities equal to $0.125 for each such Listed Depositary Share validly tendered by a Retail Processing Dealer on behalf of such retail beneficial owner and purchased by BofA Securities in the applicable Offer, if, and only if, the number of such Listed Depositary Shares of such series validly tendered by a particular retail beneficial owner does not exceed 10,000 (without regard to the number of such Listed Depositary Shares that are accepted for purchase in the applicable Offer). A Retail Processing Fee will not be payable with respect to any Listed Depositary Shares tendered by a Retail Processing Dealer for its own account or for other non-retail beneficial owners. The Retail Processing Fee will only be paid to each Retail Processing Dealer that has sent a signed and completed Retail Processing Dealer Form to the Tender Agent and provided all necessary information. In addition, BofA Securities reserves the right to request additional information from any person who submits the Retail Processing Dealer Form in order to validate any retail processing fee payment claims.

Only direct participants in DTC will be eligible to submit a Retail Processing Dealer Form. If you are not a direct participant in DTC, you must instruct the direct participant through which you tender your Depositary Shares to submit a Retail Processing Dealer Form on your behalf.

BofA Securities will pay any Retail Processing Fee to the Tender Agent, which will, in turn, pay the Retail Processing Fee to each Retail Processing Dealer whose name appears in the Retail Processing Dealer Form provided for that purpose. No such fee, however, will be paid with respect to Depositary Shares tendered, directly or indirectly, by Retail Processing Dealers for their own account or for non-retail beneficial owners and under no circumstances will such fee be remitted, in whole or in part, by a Retail Processing Dealer to the relevant retail beneficial owner of the tendered Depositary Shares. The fees will be paid only if the Offer is consummated and only if the Retail Processing Dealer Form is received by the Tender Agent on or prior to the Expiration Date, and will be paid to the Retail Processing Dealers as promptly as practicable after the payment for Depositary Shares under the Offers. Inquiries regarding the Retail Processing Fee may be directed to the Tender Agent by telephoning (212) 269-5550.

No person may receive the Retail Processing Fee unless such person (a) is (i) a broker or dealer in securities which is a member of any national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”), (ii) a foreign broker or dealer not eligible for membership in FINRA which agrees to conform to FINRA’s Rules of Fair Practice in processing tenders outside the U.S. to the same extent as though it were a

FINRA member or (iii) a bank or trust company legally authorized to receive such fees and (b) covenants and agrees that under no circumstances will such fee be remitted, in whole or in part, to the relevant retail beneficial owner of the tendered and accepted Listed Depositary Shares.

Participants in DTC who submit a Retail Processing Dealer Form will be required to undertake to distribute the related Retail Processing Fee to any Retail Processing Dealer on whose behalf the DTC participant has submitted a Retail Processing Dealer Form. BofA Securities will not be responsible for making such distribution or for ensuring that DTC participants make such distribution.

No fees or commissions will be payable by BofA Securities to brokers, dealers, commercial banks or trust companies (other than Retail Processing Fees and fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Depositary Shares under the Offers. We recommend that investors who hold Depositary Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Depositary Shares tender Depositary Shares through such brokers or banks and not directly to the Tender Agent. BofA Securities, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and the Letter of Transmittal and related materials to the beneficial owners of Depositary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of BofA Securities, information agent, or tender agent for purposes of the Offers. BofA Securities will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Depositary Shares, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

Section 18. Rule 14e-4 “Net Long Position” Requirement

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless the person so tendering their securities (i) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (ii) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Depositary Shares in an Offer under any of the procedures described above will constitute the tendering Holder’s representation and warranty that (i) such holder has a net long position in the Depositary Shares being tendered pursuant to such Offer within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Depositary Shares complies with Rule 14e-4.

The tender of Depositary Shares, pursuant to any of the procedures described above, will constitute a binding agreement between you and BofA Securities upon the terms and subject to the conditions of such Offer.

Section 19. Miscellaneous

Neither BofA Securities nor Bank of America is aware of any jurisdiction in which the Holders of the Depositary Shares are located where the making of the Offers is not in compliance with applicable law. If BofA Securities becomes aware of any jurisdiction where the making of the Offers is not in compliance with applicable law, BofA Securities will make a good faith effort to comply with the applicable law. If, after such good faith effort, BofA Securities cannot comply with the applicable law, BofA Securities will not make the Offers to the holders of Depositary Shares in that jurisdiction, provided that BofA Securities will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of BofA Securities by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

BofA Securities is not disseminating this Offer to Purchase or any other offer materials in any jurisdictions outside the United States where such dissemination is not permitted under applicable law.

November 10, 2022

ANNEX 1

Hypothetical Acceptance/Proration Scenarios

As described in Section 1, “Terms of the Offers; Number of Depositary Shares; Expiration Date,” in the Offer to Purchase of which this Annex 1 forms a part, the following tables set forth hypothetical examples reflecting the application of the Maximum Aggregate Purchase Amount, Acceptance Priority Levels, Series Caps and proration for the Offers, based on hypothetical participation rates in the Offers. Section 1 “Terms of the Offers; Number of Depositary Shares; Expiration Date,” in this Offer to Purchase, sets forth the terms and provisions of the Offers relating to the Maximum Aggregate Purchase Amount, Acceptance Priority Levels, Series Caps and proration. The hypothetical examples set forth below should be read together with such terms and provisions for a full understanding of how Depositary Shares validly tendered in the Offers as of the Expiration Date will be accepted for purchase by BofA Securities based on amounts of such Depositary Shares so tendered as set forth in such examples. These hypothetical examples are for purposes of illustration only. We cannot predict the extent of participation by Holders of the Depositary Shares and the actual results may bear little relation to these hypothetical examples.

In the tables below, certain dollar amounts of “Amount Tendered” and “Amount Accepted” have been rounded down on account of the fact that Depositary Shares may only be tendered and accepted in the applicable Liquidation Preference per Depositary Share set forth in the table on the front cover page of this Offer to Purchase.

Example 1:

The following table shows the amounts accepted for each series of Depositary Shares in the hypothetical scenario where the aggregate Liquidation Preference amount of Depositary Shares tendered for each series exceeds any applicable Series Caps and the aggregate Liquidation Preference amount tendered exceeds the Maximum Aggregate Purchase Amount. Depositary Shares of the Series PP Depositary Shares are accepted on a prorated basis because the Liquidation Preference amount of Depositary Shares tendered for such series exceeds the applicable Series Cap. Depositary Shares of the Series QQ Depositary Shares are accepted on a prorated basis because acceptance of all validly tendered Series QQ Depositary Shares would cause the Maximum Aggregate Purchase Amount to be exceeded. Depositary Shares of series within Acceptance Priority Levels below the Series QQ Depositary Shares are not accepted and are returned to Holders.

Acceptance Priority Level		Series Cap		Amount Tendered		Amount Accepted
	Series of Depositary Shares	$	Shares	$	Shares	$	Shares
1	Series PP Depositary Shares	$911,000,000	36,440,000	$915,000,000	36,600,000	$911,000,000	36,440,000
2	Series QQ Depositary Shares	$1,296,000,000	51,840,000	$1,300,000,000	52,000,000	$589,000,000	23,560,000
3	Series NN Depositary Shares	$1,094,500,000	43,780,000	$1,100,000,000	44,000,000	—	—
4	Series E Depositary Shares	$313,265,175	12,530,607	$317,265,175	12,690,607	—	—
5	Series 1 Depositary Shares	$94,221,675	3,768,867	$98,221,675	3,928,867	—	—
6	Series SS Depositary Shares	$696,000,000	27,840,000	$700,000,000	28,000,000	—	—
7	Series LL Depositary Shares	$1,305,000,000	52,200,000	$1,310,000,000	52,400,000	—	—
8	Series RR Depositary Shares	—	—	$1,750,000,000	1,750,000	—	—
9	Series MM Depositary Shares	—	—	$1,100,000,000	1,100,000	—	—
10	Series KK Depositary Shares	$1,393,500,000	55,740,000	$1,397,500,000	55,900,000	—	—
11	Series FF Depositary Shares	—	—	$2,350,000,000	2,350,000	—	—
12	Series 5 Depositary Shares	$417,677,000	16,707,080	$421,677,000	16,867,080	—	—
13	Series HH Depositary Shares	$850,000,000	34,000,000	$854,000,000	34,160,000	—	—
14	Series JJ Depositary Shares	$150,000,000	150,000	$1,000,000,000	1,000,000	—	—
	Totals			$14,613,663,850	342,746,554	$1,500,000,000	60,000,000

Example 2:

The following table shows the amounts accepted for each series of Depositary Shares in the hypothetical scenario where the aggregate Liquidation Preference amount tendered exceeds the Maximum Aggregate Purchase Amount. Depositary Shares of the Series E Depositary Shares are accepted on a prorated basis because the Liquidation Preference amount of Depositary Shares tendered for such series exceeds the applicable Series Cap. Depositary Shares of the Series 1 Depositary Shares are accepted on a prorated basis because acceptance of all validly tendered Series 1 Depositary Shares would cause the Maximum Aggregate Purchase Amount to be exceeded. Depositary Shares of series within Acceptance Priority Levels below the Series 1 Depositary Shares are not accepted and are returned to Holders.

Acceptance Priority Level		Series Cap		Amount Tendered		Amount Accepted
	Series of Depositary Shares	$	Shares	$	Shares	$	Shares
1	Series PP Depositary Shares	$911,000,000	36,440,000	$500,000,000	20,000,000	$500,000,000	20,000,000
2	Series QQ Depositary Shares	$1,296,000,000	51,840,000	$500,000,000	20,000,000	$500,000,000	20,000,000
3	Series NN Depositary Shares	$1,094,500,000	43,780,000	$150,000,000	6,000,000	$150,000,000	6,000,000
4	Series E Depositary Shares	$313,265,175	12,530,607	$315,500,000	12,620,000	$313,265,175	12,530,607
5	Series 1 Depositary Shares	$94,221,675	3,768,867	$45,000,000	1,800,000	$36,734,825	1,469,393
6	Series SS Depositary Shares	$696,000,000	27,840,000	$648,000,000	25,920,000	—	—
7	Series LL Depositary Shares	$1,305,000,000	52,200,000	$548,750,000	21,950,000	—	—
8	Series RR Depositary Shares	—	—	$156,633,000	156,633	—	—
9	Series MM Depositary Shares	—	—	$47,111,000	47,111	—	—
10	Series KK Depositary Shares	$1,393,500,000	55,740,000	$348,000,000	13,920,000	—	—
11	Series FF Depositary Shares	—	—	$653,500,000	653,500	—	—
12	Series 5 Depositary Shares	$417,677,000	16,707,080	$224,750,000	8,990,000	—	—
13	Series HH Depositary Shares	$850,000,000	34,000,000	$425,000,000	17,000,000	—	—
14	Series JJ Depositary Shares	$150,000,000	150,000	$75,000,000	75,000	—	—
	Totals			$4,637,244,000	149,132,244	$1,500,000,000	60,000,000

Example 3:

The following table shows the amounts accepted for each series of Depositary Shares in the hypothetical scenario where the aggregate Liquidation Preference amount tendered exceeds the Maximum Aggregate Purchase Amount. Amounts of the Series PP Depositary Shares, Series QQ Depositary Shares and Series NN Depositary Shares that are validly tendered as of the Expiration Date would not cause the applicable Series Caps (if applicable) and the Maximum Aggregate Purchase Amount to be exceeded, so all validly tendered Depositary Shares of such series are accepted. However, Depositary Shares of the Series E Depositary Shares are accepted on a prorated basis because acceptance of all validly tendered Series E Depositary Shares would cause the applicable Series Cap and the Maximum Aggregate Purchase Amount to be exceeded. Depositary Shares of series within Acceptance Priority Levels below the Series E Depositary Shares are not accepted and are returned to Holders.

Acceptance Priority Level		Series Cap		Amount Tendered		Amount Accepted
	Series of Depositary Shares	$	Shares	$	Shares	$	Shares
1	Series PP Depositary Shares	$911,000,000	36,440,000	$500,000,000	20,000,000	$500,000,000	20,000,000
2	Series QQ Depositary Shares	$1,296,000,000	51,840,000	$475,000,000	19,000,000	$475,000,000	19,000,000
3	Series NN Depositary Shares	$1,094,500,000	43,780,000	$211,734,825	8,469,393	$211,734,825	8,469,393
4	Series E Depositary Shares	$313,265,175	12,530,607	$317,265,175	12,690,607	$313,265,175	12,530,607
5	Series 1 Depositary Shares	$94,221,675	3,768,867	$49,250,000	1,970,000	—	—
6	Series SS Depositary Shares	$696,000,000	27,840,000	$133,500,000	5,340,000	—	—
7	Series LL Depositary Shares	$1,305,000,000	52,200,000	$113,500,000	4,540,000	—	—
8	Series RR Depositary Shares	—	—	$11,432,000	11,432	—	—
9	Series MM Depositary Shares	—	—	$5,956,000	5,956	—	—
10	Series KK Depositary Shares	$1,393,500,000	55,740,000	$73,500,000	2,940,000	—	—
11	Series FF Depositary Shares	—	—	$216,000,000	216,000	—	—
12	Series 5 Depositary Shares	$417,677,000	16,707,080	$224,750,000	8,990,000	—	—
13	Series HH Depositary Shares	$850,000,000	34,000,000	$95,541,925	3,821,677	—	—
14	Series JJ Depositary Shares	$150,000,000	150,000	$127,700,000	127,700	—	—
	Totals			$2,555,129,925	88,122,765	$1,500,000,000	60,000,000

Example 4:

The following table shows the amounts accepted for each series of Depositary Shares in the hypothetical scenario where the Liquidation Preference amount of Depositary Shares tendered for each series are below any applicable Series Caps and the aggregate Liquidation Preference amount tendered is below the Maximum Aggregate Purchase Amount.

Acceptance Priority Level		Series Cap		Amount Tendered		Amount Accepted
	Series of Depositary Shares	$	Shares	$	Shares	$	Shares
1	Series PP Depositary Shares	$911,000,000	36,440,000	$68,625,000	2,745,000	$68,625,000	2,745,000
2	Series QQ Depositary Shares	$1,296,000,000	51,840,000	$97,500,000	3,900,000	$97,500,000	3,900,000
3	Series NN Depositary Shares	$1,094,500,000	43,780,000	$82,500,000	3,300,000	$82,500,000	3,300,000
4	Series E Depositary Shares	$313,265,175	12,530,607	$23,794,000	951,760	$23,794,000	951,760
5	Series 1 Depositary Shares	$94,221,675	3,768,867	$7,366,625	294,665	$7,366,625	294,665
6	Series SS Depositary Shares	$696,000,000	27,840,000	$52,500,000	2,100,000	$52,500,000	2,100,000
7	Series LL Depositary Shares	$1,305,000,000	52,200,000	$98,250,000	3,930,000	$98,250,000	3,930,000
8	Series RR Depositary Shares	—	—	$131,250,000	131,250	$131,250,000	131,250
9	Series MM Depositary Shares	—	—	$82,500,000	82,500	$82,500,000	82,500
10	Series KK Depositary Shares	$1,393,500,000	55,740,000	$104,812,500	4,192,500	$104,812,500	4,192,500
11	Series FF Depositary Shares	—	—	$176,250,000	176,250	$176,250,000	176,250
12	Series 5 Depositary Shares	$417,677,000	16,707,080	$31,625,775	1,265,031	$31,625,775	1,265,031
13	Series HH Depositary Shares	$850,000,000	34,000,000	$64,050,000	2,562,000	$64,050,000	2,562,000
14	Series JJ Depositary Shares	$150,000,000	150,000	$75,000,000	75,000	$75,000,000	75,000
	Totals			$1,096,023,900	25,705,956	$1,096,023,900	25,705,956

The Tender Agent for the Offers is:

D.F. King & Co., Inc.

By Regular, Registered or Certified Mail: Hand or Overnight Delivery:	By Facsimile Transmission: (for Eligible Institutions Only):

48 Wall Street, 22nd Floor New York, New York 10005	Toll free calls: +1 (800) 713-9960 All others call: +1 (212) 269-5550

Any questions or requests for assistance may be directed to the Offeror or the Information Agent at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase may be directed to the Information Agent. A Holder may also contact such Holder’s Custodian for assistance concerning the Offers.

The Information Agent for the Offers is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers, Call Collect:

(212) 269-5550

All Others, Call Toll-Free:

(800) 713-9960

Email: bofa@dfking.com

The Offeror for the Offers is:

BofA Securities

620 South Tryon Street

Charlotte, North Carolina 28255

Attn: Liability Management

Toll-Free: (888) 292-0070

Collect: (980) 683-3215

Email: debt_advisory@bofa.com